Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of Homestore, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Homestore, Inc. and its subsidiaries (the “Company”) at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

Century City, California
March 25, 2003, except as to Notes 13 and 22, as to which the date is August 12, 2003

HOMESTORE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$80,463	$38,272
Restricted cash	90,000	—
Short-term investments	—	14,190
Marketable equity securities	—	2,432
Accounts receivable, net of allowance for doubtful accounts of $10,698 and $24,225 at December 31, 2002 and 2001, respectively	25,945	31,906
Current portion of prepaid distribution expense	21,863	48,793
Other current assets	12,739	43,743

Total current assets	231,010	179,336
Prepaid distribution expense, net of current portion	13,150	35,007
Property and equipment, net	25,933	44,759
Goodwill, net	23,258	107,769
Intangible assets, net	72,771	143,002
Restricted cash	—	98,519
Other assets	13,086	6,645

Total assets	$379,208	$615,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,419	$14,667
Accrued expenses	59,732	102,371
Accrued distribution obligation	211,973	—
Deferred revenue	29,625	62,988
Deferred revenue from related parties	7,024	31,198

Total current liabilities	311,773	211,224
Distribution obligation, net of current portion	7,500	204,660
Deferred revenue from related parties	6,510	5,772
Other non-current liabilities	14,695	10,125

	340,478	431,781

Commitments and contingencies (Note 21)
Convertible preferred stock	—	—
Common stock, $.001 par value; 500,000 shares authorized, 124,319 and 123,416 shares issued at December 31, 2002 and December 31, 2001, respectively, and 117,839 and 117,509 shares outstanding at December 31, 2002 and December 31, 2001, respectively	118	117
Additional paid-in capital	1,990,755	1,987,405
Treasury stock, at cost; 6,480 and 5,907 shares at December 31, 2002 and December 31, 2001, respectively	(18,567)	(18,062)
Notes receivable from stockholders	(106)	(3,569)
Deferred stock-based charges	(2,246)	(11,692)
Accumulated other comprehensive loss	(424)	(3,568)
Accumulated deficit	(1,930,800)	(1,767,375)

Total stockholders’ equity	38,730	183,256

Total liabilities and stockholders’ equity	$379,208	$615,037

The accompanying notes are an integral part of these consolidated financial statements.

HOMESTORE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except per share amounts)
Revenue (including non-cash equity charges, see note 2)	$233,455	$265,436	$181,322
Related party revenue	31,158	38,346	—

Total revenue	264,613	303,782	181,322
Cost of revenue (including non-cash equity charges, see note 2)	78,304	113,490	61,222

Gross profit	186,309	190,292	120,100
Operating expenses:
Sales and marketing (including non-cash equity charges, see note 2)	164,629	242,174	160,122
Product and website development (including non-cash equity charges, see note 2)	30,279	35,722	15,554
General and administrative (including non-cash equity charges, see note 2)	84,813	174,363	59,610
Amortization of goodwill and intangible assets	37,165	199,291	42,868
In-process research and development	—	—	4,048
Acquisition and restructuring charges	12,087	50,260	—
Impairment of long-lived assets	7,335	925,094	—
Litigation settlement	23,000	—	—

Total operating expenses	359,308	1,626,904	282,202

Loss from operations	(172,999)	(1,436,612)	(162,102)
Interest income, net	2,620	10,490	23,031
Other expense, net	(5,682)	(44,281)	(6,982)

Loss from continuing operations	(176,061)	(1,470,403)	(146,053)
Gain on disposition of discontinued operations	11,790	—	—
Income from discontinued operations	846	4,814	—

Net loss	$(163,425)	$(1,465,589)	$(146,053)

Basic and diluted net loss per share applicable to common stockholders Continuing operations	$(1.49)	$(13.69)	$(1.83)
Discontinued operations	$.11	$.04	$—

Net loss	$(1.39)	$(13.64)	$(1.83)

Shares used to calculate basic and diluted net loss per share applicable to common stockholders	117,900	107,433	79,758

The accompanying notes are an integral part of these consolidated financial statements.

HOMESTORE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible
	Preferred Stock		Common Stock		Additional
					Paid-In	Treasury
	Shares	Amount	Shares	Amount	Capital	Stock

	(in thousands)
Balance at December 31, 1999	—	—	70,189	$70	$413,244	$(13,676)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—
Unrealized loss on marketable security	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	—	1,942	2	11,512	—
Issuance of common stock for acquisitions	—	—	613	1	51,275	—
Other issuances of common stock	—	—	4,992	5	70,837	—
Repayment from stockholders	—	—	—	—	—	—
Repurchase of common stock	—	—	(471)	—	—	(2,880)
Deferred stock-based charges	—	—	—	—	31,520	—
Stock-based charges	—	—	—	—	—	—
Issuance of common stock in public offering	—	—	4,073	4	428,899	—
Effect of subsidiary equity transactions	—		—	—	8,337	—
Exercise of warrants	—	—	1,423	1	11,799	—

Balance at December 31, 2000	—	—	82,761	83	1,027,423	(16,556)

Comprehensive loss:
Net loss	—	—	—	—	—	—
Unrealized loss on marketable securities	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	—	4,427	4	56,250	—
Issuance of common stock for acquisitions	—	—	25,200	25	887,484	—
Issuance of common stock in settlement of stock price guarantee	—	—	4,805	5	(5)	—
Issuance of common stock in connection with a marketing agreement	—	—	600	—	7,434	—
Repayment from stockholders	—	—	—	—	—	—
Repurchase of common stock	—	—	(374)	—	—	(1,506)
Deferred stock-based charges	—	—	—	—	2,954	—
Stock-based charges	—	—	—	—	5,600	—
Exercise of warrants	—	—	90	—	248	—
Reclassification to prepaid distribution expense and other assets (see note 2)	—	—	—	—	17	—

Balance at December 31, 2001	—	—	117,509	$117	$1,987,405	$(18,062)

	Notes		Accumulated
	Receivable	Deferred	Other		Total
	From	Stock-Based	Comprehensive	Accumulated	Stockholders’
	Stockholders	Charges	Income (loss)	Deficit	Equity

	(in thousands)
Balance at December 31, 1999	$(13,350)	$(38,947)	$3,865	$(155,733)	$195,473
Comprehensive income (loss):
Net loss	—	—	—	(146,053)	(146,053)
Unrealized loss on marketable security	—	—	(4,022)	—	(4,022)
Foreign currency translation	—	—	134	—	134

Comprehensive loss	—	—	(3,888)	—	(149,941)

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	—	—	—	11,514
Issuance of common stock for acquisitions	—	—	—	—	51,276
Other issuances of common stock	—	(70,798)	—	—	44
Repayment from stockholders	2,532	—	—	—	2,532
Repurchase of common stock	2,880	—	—	—	—
Deferred stock-based charges	—	(31,520)	—	—	—
Stock-based charges	—	43,541	—	—	43,541
Issuance of common stock in public offering	—	—	—	—	428,903
Effect of subsidiary equity transactions	—	—	—	—	8,337

	Notes		Accumulated
	Receivable	Deferred	Other		Total
	From	Stock-Based	Comprehensive	Accumulated	Stockholders’
	Stockholders	Charges	Income (loss)	Deficit	Equity

	(in thousands)
Exercise of warrants	—	—	—	—	11,800

Balance at December 31, 2000	(7,938)	(97,724)	(23)	(301,786)	603,479

Comprehensive loss:
Net loss	—	—	—	(1,465,589)	(1,465,589)
Unrealized loss on marketable securities	—	—	(3,118)	—	(3,118)
Foreign currency translation	—	—	(427)	—	(427)

Comprehensive loss	—	—	(3,545)	—	(1,469,134)

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	—	—	—	56,254
Issuance of common stock for acquisitions	—	(18,454)	—	—	869,055
Issuance of common stock in settlement of stock price guarantee	—	—	—	—	—
Issuance of common stock in connection with a marketing agreement	—	(7,434)	—	—	—
Repayment from stockholders	2,863	—	—	—	2,863
Repurchase of common stock	1,506	—	—	—	—
Deferred stock-based charges	—	(2,954)	—	—	—
Stock-based charges	—	39,216	—	—	44,816
Exercise of warrants	—	—	—	—	248
Reclassification to prepaid distribution expense and other assets (see note 2)	—	75,658	—	—	75,675

Balance at December 31, 2001	$(3,569)	$(11,692)	$(3,568)	$(1,767,375)	$183,256

HOMESTORE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

	Convertible
	Preferred Stock		Common Stock		Additional
					Paid-In	Treasury
	Shares	Amount	Shares	Amount	Capital	Stock

	(in thousands)
Balance at December 31, 2001	—	$—	117,509	$117	$1,987,405	$(18,062)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—
Realized loss on marketable securities	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	—	707	1	895	—
Settlement of stock issuance obligation	—	—	—	—	(521)	—
Issuance of common stock	—	—	117	—	141	(57)
Repayment from stockholders	—	—	—	—	—	—
Repurchase of common stock	—	—	(127)	—	—	(169)
Reversal of stock-based charges related to dispositions	—	—	—	—	(2,124)	—
Stock-based charges	—	—	—	—	4,959	—
Shares returned from escrow relating to discontinued operations	—	—	(367)	—	—	(279)

Balance at December 31, 2002	—	$—	117,839	$118	$1,990,755	$(18,567)

	Notes		Accumulated
	Receivable	Deferred	Other		Total
	From	Stock-Based	Comprehensive	Accumulated	Stockholders’
	Stockholders	Charges	Income (loss)	Deficit	Equity

	(in thousands)
Balance at December 31, 2001	$(3,569)	$(11,692)	$(3,568)	$(1,767,375)	$183,256
Comprehensive income (loss):
Net loss	—	—	—	(163,425)	(163,425)
Realized loss on marketable securities	—	—	3,292	—	3,292
Foreign currency translation	—	—	(148)	—	(148)

Comprehensive loss	—	—	3,144	—	(160,281)

Issuance of common stock under employee stock purchase plan and exercise of stock options	—	(90)	—	—	806
Settlement of stock issuance obligation	—	—	—	—	(521)
Issuance of common stock	—	—	—	—	84
Repayment from stockholders	3,463	—	—	—	3,463
Repurchase of common stock	—	—	—	—	(169)
Reversal of stock-based charges related to dispositions	—	1,502	—	—	(622)
Stock-based charges	—	8,034	—	—	12,993
Shares returned from escrow relating to discontinued operations	—	—	—	—	(279)

Balance at December 31, 2002	$(106)	$(2,246)	$(424)	$(1,930,800)	$38,730

The accompanying notes are an integral part of these consolidated financial statements.

HOMESTORE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from continuing operating activities:
Loss from continuing operations	$(176,061)	$(1,470,403)	$(146,053)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Depreciation	14,397	24,900	5,754
Amortization of goodwill and intangible assets	37,165	199,291	42,868
Accretion of distribution obligation	14,812	14,812	3,909
Impairment of long-lived assets	7,335	925,094	—
Provision for doubtful accounts	5,115	29,990	3,468
Stock-based charges	66,907	80,625	55,655
In-process research and development	—	—	4,048
Write-down of investments	—	30,744	3,400
Acquisition and restructuring charges	—	12,553	—
Realized loss on sale of marketable securities	3,168	—	—
Write-off of capitalized software	2,849	—	—
Other non-cash items	1,938	1,751	(3,565)
Changes in operating assets and liabilities, net of acquisitions and discontinued operations:
Accounts receivable	(1,240)	(11,502)	(19,065)
Prepaid distribution expense	10,869	(445)	(18,204)
Other assets	4,782	12,498	(14,308)
Accounts payable and accrued expenses	(54,938)	66,567	18,889
Deferred revenue	(10,679)	(8,418)	11,918
Deferred revenue from related parties	(23,436)	34,331	—

Net cash used in continuing operating activities	(97,017)	(57,612)	(51,286)

Cash flows from investing activities:
Purchases of property and equipment	(3,289)	(61,502)	(41,132)
Purchases of cost and equity investments	—	—	(32,527)
Purchases of short-term investments	—	(86,176)	(219,862)
Maturities of short-term investments	14,394	147,284	146,320
Proceeds from sales of marketable securities	2,250	—	—
Acquisitions, net of cash acquired	—	(57,100)	(42,037)
Other assets	—	(326)	—

Net cash provided by (used in) investing activities	13,355	(57,820)	(189,238)

Cash flows from financing activities:
Proceeds from payment of stockholders’ notes	3,463	2,862	2,532
Proceeds from exercise of stock options, warrants and share issuances under employee stock purchase plan	800	56,501	23,358
Net proceeds from issuance of common and preferred stock	—	—	428,903
Repurchases of common stock	(169)	—	—
Transfer from (to) restricted cash	243	4,890	(103,409)
Repayment of notes payable	—	(482)	(38,575)
Issuance of notes receivable	—	(4,777)	(6,034)
Settlement of stock issuance obligation	(521)	—	—
Subsidiary equity transactions	—	—	10,943

Net cash provided by financing activities	3,816	58,994	317,718

Net cash provided by (used in) continuing activities	(79,846)	(56,438)	77,194
Net cash provided by (used in) discontinued operations	122,037	(72,866)	—

Change in cash and cash equivalents	42,191	(129,304)	77,194
Cash and cash equivalents, beginning of period	38,272	167,576	90,382

Cash and cash equivalents, end of period	$80,463	$38,272	$167,576

The accompanying notes are an integral part of these consolidated financial statements.

HOMESTORE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

     Homestore, Inc., (“Homestore” or the “Company”) has created an online service that is the leading consumer destination on the Internet for home and real estate-related information, products and media services, based on the number of visitors, time spent on the websites and number of property listings. The Company provides a wide variety of information and tools for consumers, and is a leading supplier of online media and technology solutions for real estate industry professionals, advertisers and providers of home and real estate-related products and services. The Company derives substantially all of its revenue from its North American operations.

     To provide consumers with real estate listings, access to real estate professionals and other home and real estate-related information and resources, the Company has established relationships with key industry participants. These participants include real estate market leaders such as the National Association of REALTORS® (“NAR”), the National Association of Home Builders (“NAHB”), hundreds of Multiple Listing Services (“MLSs”), the Manufactured Housing Institute (“MHI”), and leading real estate franchisors, including the six largest franchises, brokers, builders, and apartment owners. Under an agreement with NAR, the Company operates NAR’s official website, REALTOR.com®. Under an agreement with NAHB, the Company operates its new home listing website, HomeBuilder.com. Under agreements with NAR, NAHB, and MHI, the Company receives preferential promotion in their marketing activities.

     Since inception, the Company has incurred losses from operations and has reported negative operating cash flows. As of December 31, 2002, the Company had an accumulated deficit of $1.9 billion and cash and cash equivalents of $80.5 million. The Company has no material financial commitments other than those under operating lease agreements and distribution and marketing agreements discussed further herein. The Company believes that its existing cash and cash equivalents, and any cash generated from operations will be sufficient to fund its working capital requirements, capital expenditures and other obligations through the next 12 months. Long term, the Company may face significant risks associated with the successful execution of its business strategy and may need to raise additional capital in order to fund more rapid expansion, to expand its marketing activities, to develop new or enhance existing services or products and to respond to competitive pressures or to acquire complementary services, businesses or technologies. If the Company is not successful in generating sufficient cash flow from operations, it may need to raise additional capital through public or private financing, strategic relationships or other arrangements. This additional capital, if needed, might not be available on terms acceptable to the Company, or at all. If additional capital were raised through the issuance of equity securities, the percentage of the Company’s stock owned by its then-current stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of the Company’s common and preferred stock. In addition, the Company’s liquidity could be adversely impacted by the litigation. (See Note 21).

2. Summary of Significant Accounting Policies

     Principles of Consolidation and Basis of Presentation — The consolidated financial statements include the accounts of the parent company and all of its majority owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

     In connection with the sale of stock by one of the Company’s subsidiaries in 2000, the Company recorded the change in its proportionate share of the subsidiary’s equity as an equity transaction in consolidation, resulting in an increase of $8.3 million to additional paid-in capital.

     Use of Estimates — The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

     Cash and Cash Equivalents, Short and Long-Term Investments — All highly liquid instruments with an original maturity of three months or less are considered cash and cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments. The Company invests its excess cash in money-market funds, debt instruments of high quality corporate issuers and debt instruments of the U.S. Government and its agencies, and, by policy, this limits the amount of credit exposure to any one issuer.

     The Company’s marketable securities and short-term investments are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders’ equity. Realized gains or losses and declines in value that are other than temporary, if any, on available-for-sale securities are calculated using the specific identification method and are reported in other income or expense as incurred. For the year ended December 31, 2002, a realized loss of $3.2 million was recognized on the sale of marketable equity securities. For the years ended December 31, 2001 and 2000, realized gains and losses were insignificant.

     Restricted Cash — Restricted cash consists of cash equivalents pledged as collateral for outstanding letters of credit (see Note 22).

     Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short and long term investments, marketable equity securities and accounts and notes receivable. The Company’s accounts receivable are derived primarily from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts and notes receivable.

     During the years ended December 31, 2002 and 2001, revenue from related party arrangements with Cendant Corporation and Real Estate Technology Trust (“RETT”) accounted for approximately 12% and 13%, respectively, of the Company’s revenue (see Note 12). During the year ended December 31, 2000, the Company did not receive revenue from related party arrangements and no customer accounted for more than 10% of the Company’s revenue. At December 31, 2002 and 2001, a major customer accounted for 24% and 14% of net accounts receivable, respectively.

     Fair Value of Financial Instruments — The Company’s financial instruments, including cash and cash equivalents, accounts and notes receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value due to the short-term maturity of these instruments and the relatively stable interest rate environment.

     Prepaid Distribution — The Company has entered into various web portal distribution and preferred alliance agreements, which have been amortized ratably over the term of the agreements, generally two to five years. As of December 31, 2002, total prepaid distribution primarily consists of prepaid distribution costs related to AOL of $30.5 million. These costs will be amortized over the next 18 months, the term of the new agreement (see Note 22).

     Property and Equipment — Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years for computer software and equipment and three to five years for furniture, fixtures and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation and amortization are removed from the Company’s financial statements with the resulting gain or loss reflected in the Company’s results of operations.

     Product and Website Development Costs — Costs incurred by the Company to develop, enhance, manage, monitor and operate the Company’s websites are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software that are capitalized and depreciated over estimated economic lives, generally three years or less in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company had $2.9 million and $6.1 million of capitalized software costs and $940,000 and zero of accumulated amortization included in computer software and equipment at December 31, 2002 and 2001, respectively. During 2002, the Company wrote off capitalized software of approximately $2.8 million.

     Identified Intangibles and Goodwill — Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from three to fifteen years. The Company assesses the impairment of long-lived assets, which include property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset or common stock, a significant decline in actual and projected advertising and software license revenue, loss of key customer relationships coupled with renegotiation of existing arrangements, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces as well as other factors.

     If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. Goodwill has been recorded in connection with the Company’s various acquisitions. The Company accounts for its acquired goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Upon adoption, this statement eliminates systematic annual amortization of goodwill and requires the Company to evaluate the carrying value goodwill on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Prior to January 1, 2002, the date when the Company adopted this statement, the Company was amortizing acquired goodwill on a straight-line basis over the estimated period of benefit ranging from four to five years, except for goodwill recognized in connection with business combinations completed after June 30, 2001, which was never amortized (see Note 6).

     In testing for a potential impairment of goodwill, the Company will first compare the estimated fair value of the total company with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the Company is less than book value, then the Company is required to compare the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as its subscriber base, software and technology and patents and trademarks. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

     During the year ended December 31, 2002 and 2001, the Company recorded an impairment charge of $7.3 million and $925.1 million, respectively (see Note 5). No impairment charges were recorded for the year ended December 31, 2000.

     The following table summarizes the Company’s useful lives for significant intangible and long-lived assets:

Range of
Type	Lives

Customer, merchant lists and relationships	2-5
Exclusive electronic listing and rights agreement	9
NAR operating agreement	15
Online traffic	3
Porting relationships	5
Purchased content	5
Purchased technology	3-5
Tradename, trademarks, brand name	5-15
Other	2-15

     Other Investments — The Company has invested in equity instruments of privately-held companies for business and strategic purposes. These investments were included in other long-term assets and were accounted for under the cost method when ownership is less than 20% and the Company does not have the ability to exercise significant influence over operations and the equity method when ownership is greater than 20% or the Company has the ability to exercise significant influence over operations. For these investments in privately-held companies, the Company’s policy was to regularly review and monitor the companies’ operating performance, cash flow forecasts and other available information in determining whether an other-than-temporary decline in value exists. Indications of an other-than-temporary decline would include the failure to meet operating budgets and cash flow forecasts, inability to raise additional rounds of financing at or above the carrying value of the investment and changes in strategic direction or the underlying business model. If the decline in value was judged to be other-than-temporary, the basis of the security was written down to fair value and the resulting loss was charged to operations in the period in which the decline was identified and determined to be other-than-temporary. In evaluating the fair value of investments, the Company’s policy included, but was not limited to, reviewing each of the entities’ cash positions, recent financing valuations, operational performance, revenue and earnings forecasts, liquidity forecasts and financing needs and general economic factors, as well as management and ownership trends.

     During the years ended December 31, 2001 and 2000, the Company recorded charges of $30.7 million and $3.4 million, respectively, related to declines in the value of its portfolio of investments determined to be other-than-temporary which reduced its carrying cost of all investments to zero at December 31, 2001. These charges are included in other expense, net in the consolidated statement of operations.

     Revenue Recognition — The Company derives its revenue primarily from three sources (i) subscription revenue, which includes monthly and annual fees from licensed real estate professionals to promote their product offerings on the Company’s websites or to utilize its proprietary software, (ii) software revenue, which includes software licenses, software development, hardware services and support revenue which includes software maintenance, training, consulting and website hosting revenue, and (iii) advertising revenue for running online advertising and sponsorships on the Company’s websites or print advertising placed in its publications. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

     The Company generates recurring revenue from several sources, including the sale of subscriptions to be included on its websites, from maintenance and support on its software products and from its hosted solutions. Recurring revenue is typically based on one-year renewable contracts and is recognized ratably over the contract period. Cash received in advance is recorded as deferred revenue. Recurring revenue from hosted solutions is billed monthly over a contract term of typically one year.

     Software revenue — The Company generally licenses its software products in three ways: (i) on a one-year term basis; (ii) on a perpetual basis; and (iii) on a monthly subscription. The Company’s hosting arrangements require customers to pay a fixed fee and receive service over a period of time, generally one year. In general, the Company recognizes revenue related to its various services and products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. Delivery generally occurs when product is delivered to a common carrier.

     The Company applies the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” to all transactions involving the sale of software. The Company recognizes license revenue upon all of the following criteria being satisfied: (i) the execution of a license agreement; (ii) product delivery; (iii) fees are fixed or determinable; (iv) collectibility is reasonably assured; and (v) all other significant obligations have been fulfilled. For software license agreements in which customer acceptance is a condition of earning the license fees, revenue is not recognized until acceptance occurs. For arrangements containing multiple elements, such as software license fees, consulting services and maintenance, and where vendor-specific objective evidence (“VSOE”), of fair value exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “residual method” prescribed by SOP 98-9. For arrangements in which VSOE does not exist for the undelivered element, including specified upgrades, revenue is deferred and not recognized until either VSOE is established or delivery of the element without VSOE has occurred. The Company also generates non-recurring revenue from consulting fees for implementation, installation, data conversion and training related to the use of the Company’s proprietary and third-party licensed products. The Company recognizes revenue for these services as they are performed, as they are principally contracted for on a time and material basis. The Company’s arrangements generally do not include acceptance clauses. However, if an arrangement includes an acceptance clause, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period. Certain software products are sold in annual subscriptions, and accordingly, revenue is deferred and recognized ratably over the term of the contract.

     Maintenance revenue is recognized ratably over the contract term. The Company’s training and consulting services are billed based on hourly rates and it generally recognizes revenue as these services are performed. Payments for maintenance services are generally made in advance and are non-refundable. However, at the time of entering into a transaction, the Company assesses whether any services included within the arrangement will require the Company to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of the arrangement and management is able to accurately estimate the progression to completion, the Company recognizes the entire fee using the percentage of completion method. The Company estimates the percentage of completion based on an estimate of total costs incurred to date as a percentage of total costs to complete the project, and the Company monitors its progress against plan to insure the Company’s estimates are materially accurate. The Company recognizes losses on projects with estimated aggregate losses in the periods in which such losses are reasonably expected. For projects in which the Company is unable to estimate its progression to completion, such revenue is recognized in the period in which the project is completed.

     Advertising Revenue — The Company sells online and print advertising. Online advertising revenue includes three revenue streams: (i) impression based, (ii) fixed fee subscriptions and (iii) affiliate revenue share agreements. The impressions based agreements range from spot purchases to 12 month contracts. The impression based revenue is recognized based upon actual impressions delivered and viewed by a user in a period. The fixed fee subscription revenue is recognized ratably over the period in which the services are provided. The affiliate revenue is recognized in the period in which the affiliate partner provides the services. The Company measures performance related to advertising obligations on a monthly basis prior to the recording of revenue. Print advertising revenue is recognized when the publications in which the advertising is displayed are shipped.

     The Company records and measures the fair value of equity received in exchange for advertising services in accordance with the provisions of EITF 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” The Company recognizes revenue from advertising barter transactions in accordance with EITF 99-17, “Accounting for Advertising Barter Transactions.” Revenue from these transactions is recognized during the period in which the impressions are delivered. The services provided are valued based on similar cash transactions, which have occurred within six months prior to the date of the barter transactions. The Company did not enter into any advertising barter transactions during 2002. There was no revenue from these types of transactions during the year ended December 31, 2002. During the years ended December 31, 2001 and 2000, revenue from equity-for-services and advertising barter transactions was less than 5% of revenue.

     The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. The Company does not request collateral from its customers. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

     Advertising Expense — Advertising costs are expensed as incurred and totaled $4.8 million, $31.4 million and $18.1 million during the years ended December 31, 2002, 2001 and 2000, respectively.

     Stock-Based Charges — The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company’s stock and the exercise price on the date of grant.

     The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in 2002, 2001 and 2000, the pro forma amounts of the Company’s net loss and net loss per share for the years ended December 31, 2002, 2001 and 2000 would have been as follows (in thousands, except per share amounts):

	2002	2001	2000

Net loss applicable to common stockholders:
As reported	$(163,425)	$(1,465,589)	$(146,053)
Stock-based compensation	(29,798)	(92,965)	(42,471)

Pro forma	$(193,223)	$(1,558,554)	$(188,524)

Net loss per share-basic and diluted:
As reported	$(1.39)	$(13.64)	$(1.83)
Pro forma	$(1.64)	$(14.51)	$(2.36)

     The fair value for each option granted was estimated at the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and the following weighted-average assumptions:

	Year Ended December 31

	2002	2001	2000

Risk-free interest rates	4%	5%	6%
Expected lives (in years)	4	4	4
Dividend yield	0%	0%	0%
Expected volatility	147%	115%	100%

     The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.” In November 2001, the EITF reached a consensus in EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” that an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be displayed as contra-equity by the grantor of the equity instruments. In adopting this consensus in the fourth quarter of 2001, the Company reclassified $75.7 million in previously classified contra-equity to prepaid distribution expense and other assets on the accompanying balance sheet, with no effect on net loss or net loss per share. This reclassification related to various marketing and content that were acquired by the Company through the issuance of fully vested, nonforfeitable equity instruments (see Notes 15 and 16). At December 31, 2001, a portion of these amounts was subject to impairment (see Note 5).

     The following chart summarizes the stock-based charges that have been included in the following captions for each of the periods presented (in thousands):

	Year Ended December 31,

	2002	2001	2000

Revenue	$1,501	$2,456	$6,233
Cost of revenue	134	383	607
Sales and marketing	63,848	71,188	45,148
Product and website development	127	361	572
General and administrative	1,297	6,237	3,095

	$66,907	$80,625	$55,655

     Stock-based charges for the years ended December 31, 2002, 2001 and 2000 consists of $37.2 million, $37.2 million, and $9.8 million, respectively, of amortization related to the AOL distribution agreement, and $17.9 million, $27.4 million and $36.8 million, respectively, related to vendor agreements with the remainder related to employee-based stock option charges.

     Income Taxes — Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred taxes to the amount expected to be realized.

     Net Loss Per Share — Net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are anti-dilutive.

     Foreign Currency Translation — The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange prevailing during the year. The resulting translation adjustments are included in accumulated other comprehensive income as a separate component of stockholders’ equity.

     Comprehensive Income — Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income consists of its reported net income or loss, the change in the foreign currency translation adjustments during a period and the net unrealized gains or losses on short-term investments and marketable equity securities.

     Segments — The Company reports segment information in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company’s operating segments are presented consistently with the way that the Company’s management organizes and evaluates financial information for making internal operating decisions and assessing performance. As of the beginning of fiscal year 2003, the Company combined the previously reported Online Advertising segment with the Media Services segment as the Company changed the way it manages and evaluates its businesses. In addition, the Company changed the names of the Software and Services segment to “Software” and the Offline Advertising segment to “Print.” Certain prior year segment information has been reclassified to conform to the current year presentation (see Note 13).

     Recent Accounting Developments — In June 2001, the “FASB” issued SFAS Nos. 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets,” respectively. SFAS No. 141 replaces APB Opinion No. 16, “Business Combinations.” It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and other intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill was tested upon implementation of the standard, and will continue to be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001.

     The Company adopted SFAS No. 142 in January 2002, accordingly amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 has ceased, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 have been reclassified to goodwill. In connection with the adoption of SFAS No. 142, the Company performed a transitional goodwill impairment assessment in the first quarter of 2002 and determined that there was no impairment as a result of the adoption of this standard.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not have asset retirement obligations and therefore believes there will be no impact upon adoption of SFAS No. 143.

     In January 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was issued in October 2001. The FASB’s new rules on asset impairment supersede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion No. 30, “Reporting the Results of Operations.” SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as previously required. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity, and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 in the first quarter of 2002 did not have an impact on the Company’s financial position, results of operations or cash flows, except for the classification of the disposition of the ConsumerInfo division as a discontinued operation (see Note 3).

     In 2001, the Company early adopted EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” which was issued in February 2002. This consensus requires companies to report certain consideration given by a vendor to a customer as a reduction in revenue. Upon adoption, companies are required to retroactively reclassify such amounts in previously issued financial statements to comply with the income statement display requirements of the consensus. The Company adopted this consensus and the effect on the years ended December 31, 2001 and 2000 was to reduce revenue and expense by $4.7 million and $7.2 million, respectively, with no effect on net loss or net loss per share.

     In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires the liability for a disposal obligation to be recognized and measured at its fair value when the entity ceases using the leased property in operations. The FASB decided the same approach should apply for similar disposal obligations associated with other preexisting firmly committed contracts. Additionally, SFAS No. 146 would require severance pay in many cases to be recognized over time rather than up front. If the benefit arrangement requires employees to render future service beyond a defined minimum retention period, a liability should be recognized as employees render service over the future service period. If the benefit arrangement does not require employees to render future service beyond the minimum retention period, a liability should be recognized at the date the termination is communicated to employees. SFAS No. 146 is effective for disposal activities initiated after December 31, 2002. The FASB’s new rules on liabilities for disposal obligations reconsiders the guidance in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and addresses the issue separately from the scope of SFAS No. 144. This statement is not expected to have a material impact on the Company.

     On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of and requires prominent disclosure about the effects on reported net income of a company’s accounting policy decisions with respect to stock-based employee compensation. In addition, this statement amends APB No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The disclosure requirements for interim financial statements containing condensed consolidated financial statements are effective for interim periods beginning after December 15, 2002. The Company does not intend to adopt the fair value method of accounting for stock-based compensation of SFAS No. 123 and accordingly SFAS No. 148 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

     In December 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Management is currently evaluating the impact of recognizing such liabilities on the Company’s consolidated financial position and results of operations. FIN 45 also contains disclosure provisions surrounding existing guarantees, which are effective for financial statements of interim or annual periods ending after December 15, 2002 (see Note 21).

     In January 2003, the Emerging Issues Task Force issued Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF No. 00-21). This consensus addresses certain aspects of accounting by a vendor of arrangements under which it will perform multiple revenue-generating activities, specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Opinion 20 and Statement 3, with early application of this consensus permitted. The Company is currently evaluating the impact this consensus will have on its financial statements.

     Reclassifications — Certain reclassifications have been made to prior years’ financial statements in order to conform to the 2002 presentation.

3. Discontinued Operations

     On March 19, 2002, the Company entered into an agreement to sell its ConsumerInfo division for $130.0 million in cash to Experian Holdings, Inc. The transaction closed on April 2, 2002. The sale generated net proceeds of approximately $117.1 million after transaction fees and monies placed in escrow. On March 26, 2002, MemberWorks Incorporated (“MemberWorks”), one of the former owners of iPlace, Inc. (“iPlace”), the parent company of the ConsumerInfo division, obtained a court order requiring the Company to set aside $58.0 million of the proceeds against a potential claim MemberWorks had against the Company.

     On August 9, 2002, the Company reached a settlement in the MemberWorks litigation, in which MemberWorks and certain other former iPlace shareholders received $23.0 million, with the remaining $35.0 million plus accrued interest transferred to the Company resulting in net proceeds to the Company of $94.1 million. In addition, the litigation was dismissed and MemberWorks released all claims against the Company relating to the sale of iPlace. The Company has included the cost of the settlement in its results of operations for the year ended December 31, 2002.

     Pursuant to SFAS No. 144, the consolidated financial statements of the Company reflect the disposition of its ConsumerInfo division as discontinued operations. Accordingly, the revenue, costs and expenses, and cash flows of the ConsumerInfo division through December 31, 2002, have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows and have been reported as “Income from discontinued operations,” net of applicable income taxes of zero; and as “Net cash provided by (used in) discontinued operations.” The $11.8 million gain associated with the disposition of the ConsumerInfo division has been recorded as “Gain on disposition of discontinued operations,” in the Consolidated Statement of Operations. As part of the sale, $10.0 million of the purchase price was put in escrow to secure the Company’s indemnification obligations. As of December 31, 2002, cash subject to the escrow was $9.3 million. To the extent the escrow is released to the Company, the Company will recognize additional gain on disposition of discontinued operations. The escrow is scheduled to terminate in the third quarter of 2003. A portion of the escrow can be released prior to the scheduled termination date if both the Company and the buyer agree to a release of funds. Total revenue and income from discontinued operations was $19.5 million and $846,000, respectively, for the year ended December 31, 2002. Total revenue and loss from discontinued operations was $21.3 million and $4.8 million, respectively, for year ended December 31, 2001. The Company purchased ConsumerInfo in August 2001 as part of the acquisition of iPlace.

     The calculation of the gain on the sale of the ConsumerInfo division is as follows (in thousands):

Gross proceeds from sale	$130,000
Less:
Cash subject to escrow	10,000
Net assets of the ConsumerInfo division	106,321
Transaction costs	2,918
Cash and Homestore stock received from purchase of iPlace	(1,029)

Gain recognized on the sale	$11,790

     The cash and stock received from the purchase of iPlace relates to the settlement of the original escrow related to the Company’s purchase of iPlace.

4. Acquisition Costs and Restructuring Charges

Acquisition Costs

     In connection with the acquisition of Move.com Inc. and Welcome Wagon International, Inc. (collectively referred to as the “Move.com Group”) (see Note 6), the Company reviewed its operations and implemented a plan to restructure various components of the acquired operations. As part of the restructuring, the Company accrued an acquisition liability of approximately $13.4 million, related to estimated costs to exit and consolidate certain operating activities of the Move.com Group, as well as costs to terminate and relocate employees. These amounts were recognized as liabilities assumed in a purchase business combination and thus accounted for as additional purchase price. At December 31, 2001, the purchase price allocation related to the Move.com Group was finalized.

     The acquisition liability was comprised of $9.8 million in exit costs related to contractual obligations with no future benefits to the combined operations as the services were redundant, $2.7 million in termination benefits related to a work force reduction of approximately 170 employees and approximately $900,000 in costs incurred in connection with the shut-down of various facilities. At December 31, 2001, all restructuring costs have been paid with no related liabilities remaining.

     Also related to the acquisition of the Move.com Group, the Company incurred acquisition and reorganization charges of $6.5 million that did not meet the criteria for capitalization as a component of purchase price. These charges were expensed as incurred, were included in acquisition and restructuring charges in 2001 in the Consolidated Statement of Operations and were comprised primarily of stay bonuses and severance payments of $3.6 million, and facilities shutdown costs of $1.9 million.

Restructuring Charges

     During the second quarter of 2001, the Company incurred a charge of $8.2 million related to the dissolution of one of the Company’s subsidiaries which is included in the acquisition and restructuring charges line in the Consolidated Statement of Operations. Included in these charges were severance and other payroll-related expenses of $1.1 million associated with the reduction in workforce of approximately 70 employees, facilities shutdown costs of $1.2 million and other dissolution costs of approximately $485,000. In addition, the Company entered into a release agreement and made a one-time settlement payment of $5.4 million to minority shareholders. At December 31, 2001, all costs have been paid with no liabilities remaining.

     In the fourth quarter of 2001, the Company’s Board of Directors approved a restructuring and integration plan, with the objective of eliminating duplicate resources and redundancies and implementing a new management structure to more efficiently serve the Company’s customers. The plan included the unwinding of the Company’s newly formed or recently acquired international operations and a broad restructuring of the Company’s core operations.

     As part of this restructuring and integration plan, the Company undertook a review of its existing locations and elected to close a number of satellite offices and identified and notified approximately 700 employees whose positions with the Company were eliminated. The work force reductions affected approximately 150 members of management, 100 in research and development, 200 in sales and marketing and 250 in administrative functions.

     In connection with this restructuring and integration plan, the Company recorded a charge of $35.8 million in the fourth quarter of 2001, which was included in acquisition and restructuring charges on the Consolidated Statement of Operations. This charge consists of the following: (i) employee termination benefits of $6.4 million; (ii) facility closure charges of $20.8 million, comprised of $12.8 million in future lease obligations, exit costs and cancellation penalties, net of estimated sublease income of $11.9 million, and $8.0 million of non-cash fixed asset disposals related to vacating duplicate facilities and decreased equipment requirements due to lower headcount; (iii) non-cash write-offs of $2.9 million in other assets related to exited activities; and (iv) accrued future payments of $5.7 million for existing contractual obligations with no future benefits to the Company. The Company’s original estimate with respect to sublease income related primarily to a lease commitment for office space in San Francisco that expires in November 2006. The Company originally estimated that it would sublease the facility by the second quarter of 2003 at a rate of approximately two-thirds of the existing commitment. However, recent declines in the demand for office space in the San Francisco market have led the Company to conclude these estimates must be revised. Because the Company believes it will take at least one year longer than it originally estimated to sublease the property and the market rates are projected to be as low as 33% of the Company’s current rent, the Company took an additional $6.5 million charge during 2002. The Company also reduced its estimates for employee termination pay by

$396,000 and its contractual obligations by $798,000 in 2002. As of December 31, 2002, four of the planned 700 employees have not yet been paid severance.

     A summary of activity related to the fourth quarter 2001 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related	Asset	Contractual
	Benefits	Charges	Write-offs	Obligations	Total

Initial restructuring charge	$6,364	$12,782	$10,917	$5,733	$35,796
Cash paid	(3,511)	(137)	—	(141)	(3,789)
Non-cash charges	—	—	(10,917)	—	(10,917)

Restructuring accrual at December 31, 2001	2,853	12,645	—	5,592	21,090
Cash paid	(2,274)	(5,480)	—	(3,631)	(11,385)
Change in estimates	(396)	6,027	—	(798)	4,833
Non-cash charges	—	488	—	—	488
Sale of a subsidiary	(156)	—	—	—	(156)

Restructuring accrual at December 31, 2002	$27	$13,680	$—	$1,163	$14,870

     With the exception of payments associated with the San Francisco and other office lease commitments, substantially all of the remaining restructuring liabilities at December 31, 2002 will be paid during 2003. Any further changes to the accruals based upon current estimates will be reflected through the acquisition and restructuring charges line in the consolidated statement of operations.

     In the first quarter of 2002, the Company’s Board of Directors approved an additional restructuring and integration plan, with the objective of eliminating duplicate resources and redundancies.

     As part of this restructuring and integration plan, the Company undertook a review of its existing locations and elected to close offices and identified and notified approximately 270 employees whose positions with the Company were eliminated. The work force reductions affected approximately 30 members of management, 40 in research and development, 140 in sales and marketing and 60 in administrative functions. As of December 31, 2002, eight of the planned 270 employees have not yet been paid severance.

     In connection with this restructuring and integration plan, the Company recorded a charge of $2.3 million in the first quarter of 2002, which was included in the acquisition and restructuring charges line in the consolidated statement of operations. This charge consists of the employee termination benefits of $1.7 million and facility closure charges of approximately $600,000. In the third quarter of 2002, the Company evaluated its original estimates and concluded it must increase its charge for lease obligations by $1.6 million because of a decline in market rates and reduce its estimate for employee termination pay by $242,000.

     A summary of activity related to the first quarter 2002 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related	Asset
	Benefits	Charges	Write-offs	Total

Initial restructuring charge	$1,720	$309	$260	$2,289
Non-cash charges	—	—	(260)	(260)
Cash paid	(1,452)	(187)	—	(1,639)
Change in estimates	(242)	1,584	—	1,342

Restructuring accrual at December 31, 2002	$26	$1,706	$—	$1,732

     Substantially all of the remaining restructuring liabilities at December 31, 2002, with the exception of those related to lease obligations, will be paid in 2003. Any further changes to the accruals based upon current estimates will be reflected through the acquisition and restructuring charges line in the consolidated statement of operations.

     In the third quarter of 2002, the Company’s Board of Directors approved a further restructuring and integration plan, with the objective of eliminating duplicate resources and redundancies.

     As part of this restructuring and integration plan, the Company undertook a review of its existing locations and elected to close an office and identified and notified approximately 190 employees whose positions with the Company were eliminated. The work force reductions affected approximately 30 in research and development, 10 in production, 140 in sales and marketing and 10 in administrative functions. As of December 31, 2002, all of the planned 190 employees have been terminated and a total of 31 have not yet been paid severance.

     In connection with this restructuring and integration plan, the Company recorded a charge of $3.6 million in the third quarter of 2002, which was included in the acquisition and restructuring charges line in the consolidated statement of operations. This charge consists of employee termination benefits of $1.6 million and facility closure charges of approximately $2.0 million.

     A summary of activity related to the third quarter 2002 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related
	Benefits	Charges	Total

Initial restructuring charge	$1,590	$2,033	$3,623
Cash paid	(1,190)	(253)	(1,443)

Restructuring accrual at December 31, 2002	$400	$1,780	$2,180

     Substantially all of the remaining restructuring liabilities at December 31, 2002 will be paid in 2003.

5. Impairment of Long-lived Assets

     In the fourth quarter of 2001, the Company identified a number of factors indicating a potential impairment of its long-lived assets, primarily related to goodwill and identifiable intangible assets associated with various business combinations completed over the past three years (see Note 6). Specific events and changes in circumstances indicating a potential impairment include the following: a significant decline in the fair market value of the Company’s common stock in the fourth quarter of 2001; the Company’s net book value was significantly different from the Company’s market value; the underperformance of certain acquisitions following their integration relative to original projections; lower projected operating results for fiscal 2002 and beyond compared to earlier forecasts based on a realignment of the Company’s business in the fourth quarter of 2001; significant turnover in key management positions in the fourth quarter of 2001; the loss of certain key customer relationships coupled with the renegotiation of certain existing arrangements; significant declines in actual and projected advertising and software license revenue; and a sustained decline in valuations for the Internet sector.

     The evaluation of these events and changes in circumstances indicated that the carrying value of the Company’s long-lived assets might not be recoverable. Accordingly, asset impairment tests were performed at the lowest level for which separately identifiable cash flows exist. The impairment tests were performed by comparing the expected undiscounted cash flows over the estimated useful lives of the related assets, plus a terminal value for future cash flows, to the carrying amount of goodwill, identifiable intangible assets and other long-lived assets initially recorded in connection with various business combinations. As a result of these comparisons, long-lived assets relating primarily to the Company’s acquisitions of the Move.com Group, , Homefair, SpringStreet, HomeWrite, Inc. (“HomeWrite”), WyldFyre Technologies, Inc. (“WyldFyre”), The Hessel Group (“Hessel”) and the purchase of assets and assumption of liabilities of Internet Pictures Corporation (“iPix”), and Homestyles Publishing and Marketing, Inc. (“Homestyles”) were determined to be impaired in 2001.

     The amount of impairment loss recognized was measured based on the amount by which the carrying amount of the asset exceeded the fair value of the asset. With the assistance of outside valuation specialists, fair value was determined based on the present value of estimated expected future cash flows using discount rates ranging from 12.5% to 25%. The discount rate utilized was based upon the Company’s weighted average cost of capital adjusted for the risks associated with its operations. Cash flows were prepared primarily by business unit, which represented the lowest level of separately identifiable cash flows. Assumptions used in measuring impairment reflect management’s best estimates of future operating results and related cash flows, the most significant of which are summarized as follows: revenue assumptions were based primarily on factors including customer churn and growth rates, number of customers/subscribers, price increases, number of apartment listings, and number of impressions; operating expense assumptions were based primarily on a combination of expected percentage of revenue and estimated year over year growth; working capital adjustments were based on estimated working capital needs to support growth in the business; and estimates of capital expenditures were based on management’s best estimates.

     The Company’s impairment analysis resulted in a charge of $925.1 million in the fourth quarter of 2001, comprised of impairments of $659.1 million to goodwill, $94.6 million to identified intangible assets, $36.4 million to property and equipment and $135.0 million primarily related to non-current prepaid distribution expense.

     During the fourth quarter of 2002, the Company decided to shut down Hessel and sell the remaining assets. Operating expenses for the fourth quarter of fiscal 2002 include $1.2 million in accrued expenses associated with the shutdown of these operations including lease termination fees, severance, and other related costs. During the first quarter of fiscal 2003, the Company entered into four separate agreements to sell substantially all of the assets of Hessel for a total of approximately $1.5 million in cash. The operations of Hessel were not material and thus have not been reclassified as discontinued operations.

     In the fourth quarter of 2002, specific events and changes in operations of the business indicated a potential impairment of its long-lived assets. The specific events and changes in circumstances indicating a potential impairment including the Company revising the annual operating plan, the sustained decline of the value of the Company’s stock, and the Company making the decision to shutdown Hessel. Pursuant to SFAS No. 144, the Company performed an impairment analysis. With the assistance of outside valuation specialists, fair value was determined based on the present value of estimated expected future cash flows using discount rates ranging from 11% to 20%. The Company’s impairment analysis resulted in a charge of $7.3 million in the fourth quarter of 2002 comprised of impairments of $3.8 million of identified intangible assets relating to the Company’s acquisition of WyldFyre, $1.9 million of property and equipment relating to the pending sale and shut down of the Hessel businesses and $1.6 million of other assets.

6. Acquisitions

     For all acquisitions except iPlace, goodwill, to the extent it has not been fully impaired, was amortized from the date of acquisition on a straight-line basis over the useful lives described below until December 31, 2001. On January 1, 2002 the Company adopted SFAS No. 142, which requires companies to cease goodwill amortization as of that date. Intangible assets continue to be amortized over their useful lives.

WyldFyre

     In March 2000, the Company acquired WyldFyre, a leading developer of technology solutions for real estate professionals to access MLS information via the Internet, for 589,426 shares of its common stock with an estimated fair value for accounting purposes of $34.0 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of $34.3 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over estimated lives ranging from three to five years. During the year ended December 31, 2000, a portion of the purchase price was charged to acquired in-process research and development (“IPR&D”) upon completion of the purchase price valuation by a third party. At December 31, 2002 and 2001, the Company had net goodwill of $975,000 and $850,000 and net intangible assets of zero and $5.8 million, respectively.

Top Producer

     In May 2000, the Company acquired Top Producer Systems, Inc. (“Top Producer”), a leading provider of leads management and marketing software for real estate professionals, for $12.1 million in cash and 473,538 shares exchangeable into to the Company’s common stock with an estimated fair value of $12.1 million. The shares vest over a three-year period and are contingent upon the Top Producer’s chief executive officer’s employment over a three-year period, and accordingly, the value of such shares was recorded in deferred stock-based charges. During the year ended December 31, 2002, the Company elected to pay cash of $521,000 instead of issuing the Company’s common stock. This payment was charged against additional paid-in capital. As part of the original purchase agreement, an additional amount of up to $14.8 million of contingent consideration (“earn-out”) could be paid if certain defined performance targets were met during the years ended December 31, 2000 through December 31, 2004. During 2002, the earn-out was re-negotiated with the former owners, several of whom are currently employed by the Company. The additional purchase price was fixed at $10.2 million resulting in an increase in goodwill and accrued expenses. The installment payment feature of the original agreement was retained. Payments made for the additional consideration may be made in either cash or stock at the option of the Company. The Company paid $3.1 million in cash in 2002 relating to this earn-out. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of $34.8 million has been allocated to goodwill, deferred compensation and other identifiable intangible assets and is being amortized on a straight-line basis over estimated lives ranging from three to five years. During the year ended December 31, 2000, a portion of the purchase price was charged to acquired IPR&D upon completion of the purchase price valuation by an independent third party. At December 31, 2002 and 2001, the Company had net goodwill of $11.7 million and $1.9 million and net intangible assets of $4.6 million and $7.0 million, respectively.

The Hessel Group

     In September 2000, the Company acquired Hessel, a leading provider of technology-driven solutions and services to the relocation industry, for $15.0 million in cash and assumption of Hessel’s option plan consisting of 135,421 options with an estimated fair value of $4.5 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $19.3 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over estimated lives of five years. At December 31, 2002 and 2001, the Company had net goodwill of $1.5 million. During the first quarter of 2003, the Company sold the assets of Hessel (see Notes 5 and 22).

iPIX

     In January 2001, the Company acquired certain assets and licenses and assumed certain liabilities from iPIX, a leading provider of dynamic imaging services for the Internet, for $7.1 million in cash and a note in the amount of $2.3 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired based on their respective fair values. The excess of purchase consideration over net tangible assets acquired and liabilities assumed of approximately $13.7 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over the estimated useful lives of the assets over five years. There was no value for goodwill and intangible assets at December 31, 2002 and 2001.

Computers for Tracts

     In January 2001, the Company acquired certain assets and assumed certain liabilities from Computers for Tracts, Inc. (“CFT”), a leading provider of sales force automation and warranty request management solutions, for approximately $4.5 million in cash and 162,850 shares of the Company’s common stock valued at $5.0 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of approximately $8.9 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over the estimated useful lives ranging from three to five years. At December 31, 2002 and 2001, the Company had net goodwill of $1.3 million and net intangible assets of $1.2 million and $347,000, respectively.

HomeWrite

     In February 2001, the Company acquired all of the outstanding shares of HomeWrite, an application service provider for cataloging home warranty information, in exchange for 196,549 shares of the Company’s common stock valued at $5.6 million and assumed the HomeWrite stock option plan consisting of 196,200 outstanding stock options with an estimated fair value of $4.5 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of approximately $11.8 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over the estimated useful lives of the assets ranging from three to five years. There was no value for goodwill and intangible assets at December 31, 2002 and 2001.

Homebid

     In February 2001, the Company acquired certain assets and assumed certain liabilities from Homebid.com, Inc. (“Homebid”), an application service provider that allows real estate professionals to manage, offer and negotiate home sales over the Internet, for approximately $3.5 million in cash. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired based on their respective fair values. The excess of purchase consideration over net tangible assets acquired amounting to approximately $2.5 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over the estimated useful lives of the assets ranging from three to five years. There was no value for goodwill and intangible assets at December 31, 2002 and 2001.

Move.com Group

     In February 2001, the Company acquired all of the outstanding shares of the Move.com Group, from Cendant Corporation (“Cendant”), valued at approximately $745.7 million. The Move.com Group offered online and print marketing to consumers for the real estate industry. In connection with the acquisition, the Company issued an aggregate of 21.4 million shares of its common stock in exchange for all the outstanding shares of capital stock of the Move.com Group, and assumed approximately 3.2 million outstanding stock options of the Move.com Group. Cendant is restricted in its ability to sell the Homestore shares it received in the acquisition and has agreed to vote such shares on all corporate matters in proportion to the voting decisions of all other stockholders. In addition, Cendant has agreed to a ten-year standstill agreement that, under most conditions, prohibits Cendant from acquiring additional Homestore shares (see Notes 12 and 21). At December 31, 2002 and 2001, the Company had net goodwill of $4.4 million and $2.7 million, respectively, and net intangible assets of $50.2 million and $76.3 million, respectively.

Homestyles

     In May 2001, the Company acquired certain assets and assumed certain liabilities from Homestyles, a leading magazine publisher specializing in new home designs and project plans, for approximately $14.5 million in cash. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of approximately $15.2 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over the estimated useful lives of the assets ranging from three to five years. At December 31, 2002 and 2001, the Company had net goodwill of $2.6 million and intangible assets of $3.5 million and $4.4 million, respectively.

iPlace

     In August 2001, the Company acquired all the outstanding shares of iPlace in exchange for approximately 3.5 million shares of the Company’s common stock valued at $80.3 million, $73.0 million in cash and the assumption of 1.1 million outstanding stock options with an estimated incremental fair value of $16.3 million.

     iPlace is a leading provider of online credit and neighborhood information to real estate professionals and consumers. The primary reasons for the acquisition was the expansion of the Company’s product offerings to the Company’s core real estate professionals and to market to consumers online credit information. Goodwill was generated in this purchase as a result of a growing, profitable business model with multiple bidders.

     The acquisition has been accounted for using the purchase method and the results of operations have been included in the consolidated financial statements since the date of acquisition. In accordance with SFAS No. 141, the Company did not amortize goodwill recognized in connection with this acquisition. The acquisition cost has been allocated to assets acquired based on their respective fair values and resulted in excess purchase consideration over the net tangible assets acquired of approximately $191.7 million. With the assistance of outside valuation specialists, the Company has allocated the excess purchase price to goodwill and other intangible assets, resulting in $153.8 million in goodwill and $37.9 million in intangible assets subject to amortization. Intangible assets are being amortized on a straight-line basis over their estimated useful lives ranging from three to seven years, with a weighted-average amortization period of 5.6 years, and include an allocation of $19.0 million to distribution network, $6.0 million to subscriber list, $4.7 million to existing technology, $3.2 million to customer contracts, $2.6 million to non-compete agreements and $2.4 million to trademark and trade names. At December 31, 2001, the Company had net goodwill and intangible assets of $96.4 million and $27.9 million, respectively. There were no goodwill or intangible assets at December 31, 2002 as the Company sold the ConsumerInfo division in the first quarter of 2002 (see Note 3).

     The following condensed balance sheet data represents the fair value assigned to each major asset and liability category upon acquisition:

     Estimated fair values (in thousands):

Current assets	$3,927
Property and equipment, net	1,641
Goodwill	153,750
Intangible assets	37,900
Other assets	515

Total assets	$197,733

Current liabilities	$8,395

Deferred revenue	19,784

Total liabilities	$28,179

     The following summarized unaudited pro forma financial information includes the acquisition of the Move.com Group as if it had occurred at the beginning of 2001. This pro forma financial information excludes the acquisitions of iPlace, because of its classification as a discontinued operation, and all other companies acquired in 2001 and 2000 since the pro forma effects of those transactions are immaterial for all periods presented (in thousands, except per share amounts):

	Year Ended	Year Ended
	December 31,	December 31,
	2001	2000

	(Unaudited)
Revenue	$338,052	$274,638
Net loss	(1,493,039)	(407,189)
Net loss per share applicable to common stockholders:
Basic and diluted	$(13.56)	$(4.03)
Weighted average shares	110,125	101,120

In-process Research and Development

     During the year ended December 31, 2000, approximately $4.0 million of the purchase price from the acquisitions of WyldFyre and Top Producer was charged to acquired IPR&D based upon the purchase price valuation performed by a third party.

     The amounts allocated to the IPR&D represented the purchased IPR&D for seven projects that had not yet reached technological feasibility and had no alternative future use. The value of these projects was determined by using the income approach. The income approach values an asset based on the earnings capacity of the asset based on the future cash flows that could potentially be generated by the asset over its estimated remaining life. The future cash flows are discounted to their present value utilizing a discount rate which would provide sufficient return to a potential investor to estimate the value of the subject asset. The present value of the cash flows over the life of the asset are summed to equal the estimated value of the asset.

     To determine the value of IPR&D, the expected future cash flows, including costs to achieve technological feasibility, were discounted at a rate of 28%, taking into account risks associated with timely development and roll-out of the Company’s in-process products, as well as normal growth and profit margins. At the acquisition date, it was estimated that the seven projects under development ranged from 5% to 81% complete. At the time of the valuation, these projects were expected to be completed within twelve months.

7. Short-term Investments and Marketable Equity Securities

     The following table summarizes the Company’s investments in available-for-sale securities classified as short-term investments and marketable equity securities at December 31, 2001 (in thousands):

	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate notes	$9,100	$—	$204	$8,896
Debt securities	5,271	23	—	5,294

Short-term investments	$14,371	$23	$204	$14,190

Marketable equity securities	$5,527	$—	$3,095	$2,432

     The contractual maturities of available-for-sale debt securities at December 31, 2001 were less than one year. Marketable equity securities consist of equity instruments of publicly-held companies at December 31, 2001. The Company did not hold marketable equity securities or short-term investments as of December 31, 2002.

8. Property and Equipment

     Property and equipment consists of the following (in thousands):

	December 31,

	2002	2001

Computer software and equipment	$24,952	$28,670

	December 31,

	2002	2001

Furniture, fixtures and office equipment	4,170	6,213
Leasehold improvements	5,593	5,931
Machinery and equipment	1,066	1,766
Land and building	5,045	5,086

	40,826	47,666
Less: accumulated depreciation	(14,893)	(2,907)

	$25,933	$44,759

     Depreciation expense, excluding discontinued operations, for the years ended December 31, 2002, 2001 and 2000 was $14.4 million, $24.9 million and $5.8 million, respectively.

9. Intangible Assets

     As described in Note 2, the Company adopted SFAS No. 142 in January 2002. The following table reconciles the reported net loss for the years ended December 31, 2002 and 2001, respectively, to its adjusted balance which excludes previously reported goodwill amortization expense, which is no longer recorded under the provisions of SFAS No. 142 (amounts in thousands, except per share amounts):

	Years Ended December 31,

	2002	2001	2000

Reported net loss	$(163,425)	$(1,465,589)	$(146,053)
Add back: goodwill amortization (net of tax)	—	136,048	19,074

Adjusted net loss	(163,425)	(1,329,541)	(126,979)

Basic and diluted loss per share:
As reported	$(1.39)	$(13.64)	$(1.83)
Add back: goodwill amortization:	—	1.26	0.24

Adjusted net loss	$(1.39)	$(12.38)	$(1.59)

Weighted average shares outstanding	117,900	107,433	79,758

     The following changes in the net carrying amount of goodwill for the year ended December 31, 2002 have been made: reclassifications due to discontinued operations of $96.4 million, additional contingent purchase price of Top Producer of $9.3 million and reclassification of certain intangible assets to goodwill upon the adoption of SFAS No. 142 of $2.7 million. Goodwill by segment, excluding discontinued operations, as of December 31, 2002 and 2001 is as follows (in thousands):

	As of December 31,

	2002	2001

Media services	$1,307	$649
Software	15,437	5,636
Print	6,514	5,096
Discontinued operations	—	96,388

Total	$23,258	$107,769

     Intangible assets consist of purchased content, porting relationships, purchased technology, and other miscellaneous agreements entered into in connection with business combinations and are amortized over expected periods of benefits. There are no indefinite lived intangibles and no expected residual values related to these intangible assets (in thousands):

	As of December 31,

	2002		2001

	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Customer lists and relationships	$27,661	$19,231	$35,088	$8,782
Trade name, trademarks, websites and brand names	23,201	3,525	24,501	1,363
Online traffic	18,636	8,601	18,636	—
Purchased technology	11,690	6,139	17,662	5,853
Purchased content	15,604	5,900	15,604	—
Exclusive electronic listing and rights Agreement	13,220	1,442	13,220	—
Porting relationships	1,728	610	1,728	—
NAR® operating agreement	1,578	150	1,578	—

	As of December 31,

	2002		2001

	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Other	7,811	2,760	34,834	3,851

Total	$121,129	$48,358	$162,851	$19,849

     At December 31, 2001, gross intangible assets and accumulated amortization of $29.4 million and $2.1 million, respectively, are reflected for the ConsumerInfo division, which was sold in 2002.

     Amortization expense, excluding discontinued operations, for intangible assets for the years ended December 31, 2002, 2001 and 2000 was $37.2 million, $63.2 million and $23.8 million, respectively. Amortization expense for the next five years is estimated to be as follows (in thousands):

Year Ended December 31,	Amount

2003	$26,609
2004	15,448
2005	7,909
2006	3,849
2007	2,984

10. Other Current Assets

     Other current assets consist of the following (in thousands):

	December 31,

	2002	2001

Deferred selling and marketing expense	$196	$9,622
Other	12,543	34,121

	$12,739	$43,743

11. Accrued Expenses

     Accrued expenses, current, consist of the following (in thousands):

	December 31,

	2002	2001

Accrued payroll and related benefits	$14,723	$23,905
Accrued royalties	2,472	4,502
Accrued restructuring charges	8,455	11,760
Accrued professional fees	7,023	12,916
Other	27,059	49,288

	$59,732	$102,371

12. Related-party Transactions

     In February 2001, the Company acquired all of the outstanding shares of the Move.com Group from Cendant valued at $745.7 million. In connection with the acquisition, the Company issued an aggregate of 21.4 million shares of the Company’s common stock in exchange for all the outstanding shares of capital stock of the Move.com Group and assumed approximately 3.2 million outstanding stock options of the Move.com Group. Cendant is restricted in its ability to sell the Homestore shares it received in the acquisition and has agreed to vote such shares on all corporate matters in proportion to the voting decisions of all other stockholders. In addition, Cendant has agreed to a ten-year standstill agreement that, under most conditions, prohibits Cendant from acquiring additional Homestore shares. The acquisition of the Move.com Group has been accounted for as a purchase. The acquisition cost has been allocated to assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $770.4 million has been allocated to goodwill and other identifiable intangible assets and is being amortized on a straight-line basis over estimated lives of the assets ranging from two to fifteen years. The Company’s impairment charge as described in Note 5 reduced the Company’s net goodwill and intangible assets to $2.7 million and $76.3 million, respectively, at December 31, 2001. In connection with the Company’s acquisition of the Move.com Group, Cendant has alleged that the Company may have breached certain representations and warranties made in the acquisition agreement as a result of the restatement of the Company’s 2000 financial statements (see Note 21).

     In connection with and contingent upon the closing of the acquisition of the Move.com Group, the Company entered into a series of commercial agreements for the sale of various technology and subscription-based products to Real Estate Technology Trust (“RETT”), an independent trust established in 1996 to provide technology services and products to Cendant’s real estate franchisees that is considered a related party of the Company. Under the commercial agreements, RETT committed to purchase $75.0 million in products and services to be delivered to agents, brokers and other Cendant real estate franchisees over the next three years. Subsequent to the closing of the acquisition of the Move.com Group, the Company entered into additional commercial agreements with Cendant and RETT. The total contractual value of all commercial agreements entered into during 2001 is approximately $95.5 million, resulting in $82.5 million in future revenue. Revenue of $31.2 million and $38.3 million related to these transactions was recognized in 2002 and 2001, respectively. This revenue was reported separately as revenue from related parties in these financial statements. There was no revenue from Cendant or RETT in 2000. It is not practical to separately determine the costs of such revenues. During the years ended December 31, 2002 and 2001, the Company had received approximately $12.0 million and $83.3 million of cash, respectively, and had recorded at December 31, 2002 and 2001, deferred revenue of approximately $13.5 million and $37.0 million, respectively, related to these agreements. This deferred revenue will be recognized over the next two years.

     The business purpose of these commercial agreements was to extend the Company’s product and service offerings to a significant concentration of real estate professionals and to establish access to an effective and efficient distribution channel for current and future product and service offerings. The pricing under these commercial arrangements was negotiated at arm’s-length and on a discrete basis for each of the various products and services. Products and services to be provided under these arrangements include personalized multi-page websites for real estate agents, subscription-based products and services targeted at individual real estate brokerage offices, virtual tour technology software, customized realtor productivity software, as well as other products and services such as marketing and training. Sales of the subscription-based products are for specified periods of time ranging between one and two years.

     During 2002, the Company amended certain of these agreements and recorded other income of approximately $10.8 million for the year ended December 31, 2002. This other income resulted from amendments which relieved the Company of certain future delivery obligations under those agreements.

     As part of an employment agreement, the Company purchased a house in the fourth quarter of 2002 from an executive officer for $1.95 million to facilitate his move to the Company’s headquarters. The house is included in other assets at December 31, 2002, net of its expected selling costs, at $1.8 million. The Company is currently marketing the house for sale.

     During the year ended December 31, 1999, the Company received promissory notes from employees of the Company totaling $13.0 million for the exercise of stock options and related expenses. These notes were full recourse, collateralized by the common stock of the Company and bear a weighted average interest rate of 5.13% per annum. During 2002, 2001 and 2000, the Company received payments, including accrued interest, of approximately $3.5 million, $2.9 million and $2.5 million, respectively, in connection with these notes. Additionally, the Company reacquired 373,959 and 471,007 shares, respectively, of unvested common stock at their original issuance price during 2001 and 2000, in exchange for the cancellation of the related promissory notes in the amount of approximately $1.5 million and $2.9 million, respectively. The outstanding balance of employee notes, including accrued interest, amounted to $106,000 at December 31, 2002.

     During 2002, the Company also re-negotiated the earn-out agreement with the former owners of Top Producer that was tied to the original purchase agreement. Several of the former owners are also employed by the Company (see Note 6). This revised the contingent obligation of $14.8 million and fixed it at $10.2 million. In connection with this renegotiation, the Company recorded additional goodwill of $9.3 million. The Company paid $3.1 million of this earn-out during 2002 and $7.1 million is accrued as a liability in the December 31, 2002 balance sheet.

     During 2002, the Company reached an agreement with the former owner and current employee of WyldFyre to repurchase 127,262 shares of the Company’s common stock issued as part of the acquisition for approximately $3.9 million resulting in $169,000 in treasury stock and $3.7 million as a reduction to accrued expenses. This agreement was entered into because the Company was unable to register the shares as required by the original purchase agreement. The $3.8 million was accrued during the year ended December 31, 2001 and is included in general and administrative expenses.

     As part of an employment agreement entered into in 2002, the Company reimburses its chief executive officer for the business use of an airplane which is owned indirectly by him. Total expense incurred by the Company for reimbursement in 2002 was $1.3 million.

13. Segment Information

     Segment information is presented in accordance with SFAS No. 131. This standard is based on a management approach, which requires segmentation based upon the Company’s internal organization and disclosure of revenue and operating expenses based upon internal accounting methods. As of the beginning of fiscal year 2003, the Company combined the previously reported Online Advertising segment with the Media Services segment as management changed the way that the Company manages and evaluates its businesses. In addition, the Company changed the name of the Software and Services segment to “Software” and the Offline Advertising segment to “Print.” As a result of this change, the Company now evaluates performance and allocates resources based on three segments, consisting of Media Services, Software and Print. The Company has reclassified previously reported segment data to conform to the current period presentation. This is consistent with the data that is made available to the Company’s management to assess performance and make decisions.

     The expenses presented below for each of the business segments include an allocation of certain corporate expenses that are identifiable and benefit those segments and are allocated for internal management reporting purposes. The unallocated expenses are those corporate overhead expenses that are not directly attributable to a segment and include: corporate expenses, such as finance, legal, internal business systems, and human resources; amortization of intangible assets; stock-based charges; and acquisition and restructuring charges. There is no inter-segment revenue. Assets and liabilities are not fully allocated to segments for internal reporting purposes.

     Summarized information by segment as excerpted from internal management reports is as follows (in thousands):

	Year Ended December 31,

	2002	2001	2000

Revenue:
Media Services	$160,506	$193,154	$157,217
Software	46,804	52,560	24,105
Print	57,303	58,068	—

Total revenue	264,613	303,782	181,322

Cost of revenue and operating expenses:
Media Services	137,642	262,503	146,792
Software	53,506	54,667	21,638
Print	57,110	50,887	—
Unallocated	189,354	1,372,337	174,994

Total cost of revenue and operating expenses	437,612	1,740,394	343,424

Loss from operations	$(172,999)	$(1,436,612)	$(162,102)

     Revenue for the years ended December 31, 2002 and 2001 included $31.2 million and $38.3 million, respectively, of revenue from related parties. The related party revenue for 2002 and 2001 consisted of $21.0 million and $24.3 million in the Media Services segment and $10.2 million and $14.0 million in the Software segment, respectively. There was no related party revenue during 2000.

     The Company has one customer, a related party, within its Media Services and Software segments representing approximately 13% and 22%, respectively, of those segment’s revenue for the year ended December 31, 2002. The same customer accounted for 13% and 27%, respectively, of those segments’ revenue for the year ended December 31, 2001. The Company has another customer within its Media Services segment for the years ended December 31, 2001 representing approximately 5% of that segment’s revenue. There were no customers representing more than 10% of revenue of any segment in 2000.

14. Stock Plans

Option Plans

     In general, options granted by the Company are vested over a four year period and are granted at fair market value at the date of grant. The life of an option grant cannot exceed ten years. In January 1999, the Board of Directors adopted, and in March 1999 the Company’s stockholders approved, the 1999 Equity Incentive Plan (“1999 Plan”) to replace a pre-existing stock option plan (“1996 Plan”). The 1999 Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The initial number of shares of common stock reserved for issuance under the 1999 Plan was 10,000,000. In April 1999 and June 1999, the Board of Directors authorized, and the stockholders approved, an increase in the number of shares reserved for issuance under the 1999 Plan by an additional 3,000,000 shares and 625,000 shares, respectively.

     In June 1999, the Board of Directors adopted, and the stockholders approved, the 1999 Stock Incentive Plan (“SIP”). The SIP reserves 4,900,000 shares of common stock for future grants. The SIP contains a provision for an automatic increase in the number of shares available for grant starting January 1, 2000 and each January thereafter by an amount equal to 4.5% of the outstanding shares as of the preceding December 31; provided, however, that it does not exceed 20.0 million shares. In accordance with the provisions of the SIP, the number of options available for grant was increased by 5,330,104 shares, 5,287,807 shares, and 3,724,252 shares in January 2003, 2002 and 2001, respectively.

     In connection with the acquisitions of the Move.com Group, SpringStreet, HomeWrite, Hessel and iPlace, the Company assumed options of 3.2 million, 719,000, 196,000, 135,000, and 1.1 million, respectively.

     On January 15, 2002, the Board of Directors adopted the 2002 Stock Incentive Plan (“2002 SIP”). The 2002 SIP reserves 15,000,000 shares of common stock for future grants of nonqualified stock options to employees, consultants, contractors and advisors as to be determined by the Compensation Committee of the Board of Directors.

     The following table summarizes the activities under the option plans (including the Move.com Group, SpringStreet, HomeWrite and Hessel options) for the years ended December 31, 2002, 2001 and 2000 (shares in thousands):

			Weighted
	Number		Average
	of Shares	Price Per Share	Exercise Price

Outstanding at December 31, 1999	10,269	$0.06 to $69.63	$12.60
Hessel options assumed	135	36.00 to 47.13	39.77
Granted	7,483	16.63 to 89.25	34.98
Exercised	(1,708)	0.30 to 34.50	4.44
Cancelled	(1,954)	0.36 to 89.25	25.16

Outstanding at December 31, 2000	14,225	0.06 to 89.25	23.79
Move.com Group options assumed	3,212	12.72 to 25.23	20.85
iPlace options assumed	1,124	0.02 to 14.16	10.86
HomeWrite options assumed	196	29.88 to 29.88	29.88
Granted	7,011	16.57 to 34.96	25.18
Exercised	(4,130)	0.02 to 34.50	12.39
Cancelled	(6,980)	0.30 to 89.25	28.11

Outstanding at December 31, 2001	14,658	0.02 to 89.25	24.16
Granted	29,558	0.00 to 2.70	1.72
Exercised	(406)	0.00 to 2.00	0.48
Cancelled	(19,495)	0.06 to 89.25	16.42

Outstanding at December 31, 2002	24,315	$0.03 to $89.25	$3.32

     Options granted during the years ended December 31, 1997 and 1998 and options granted by the Company during the year ended December 31, 1999 resulted in total compensation of $1.0 million, $9.5 million and $13.4 million, respectively, and were recorded as deferred stock compensation in stockholders’ equity. This deferred compensation represented the difference between the deemed fair value of the Company’s common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation is included in cost of revenue, sales and marketing, product development and general and administrative expenses in the consolidated statement of operations over the related vesting period of the options. Common stock available for future grants as of December 31, 2002 was 14.7 million shares (see Note 22).

     Additional information with respect to the outstanding options at December 31, 2002 is as follows (shares in thousands):

		Options
		Outstanding		Options Exercisable
		Weighted Average
	Number	Remaining	Average	Number	Average
Prices	of Shares	Contractual Life	Exercise Price	of Shares	Exercise Price

$0.30	1,099	9.75	$0.30	54	$0.30
0.36 to 0.39	2,406	9.76	0.39	538	0.39
0.58 to 1.44	1,467	9.02	1.30	93	1.26
1.48 to 1.76	13,127	8.98	1.76	4,905	1.76
2.00 to 2.25	3,857	8.91	2.24	1,038	2.24
2.54 to 3.57	436	7.29	2.61	221	2.62
8.00 to 29.88	1,562	7.18	18.15	965	17.04
31.00 to 47.13	265	6.05	35.40	159	34.80
48.00 to 68.38	22	7.57	53.91	12	53.94
69.63 to 89.25	74	3.27	77.68	52	77.70

$0.30 to $89.25	24,315	8.89	$3.32	8,037	$4.82

     The weighted-average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $1.46, $18.87 and $25.47, respectively. The total number of shares exercisable was 8.0 million, 5.8 million and 4.6 million at December 31, 2002, 2001 and 2000, respectively. The weighted average exercise price at those dates was $4.82, $21.46 and $10.36, respectively.

     During 2000, the Company accelerated the vesting for five employees and remeasured the value of these options under the intrinsic value model as required by FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation.” In connection with the separation from employment of two employees in the third and fourth quarters of 2001, the Company recorded charges of approximately $1.4 million and $2.1 million, respectively, representing the proportional value of the vested options that would not have vested under the original term of the award at the termination date. Additionally, in 2001, the Company accelerated the vesting of 246,797 options related to various terminations of other employees. The difference in the exercise price of such options and the fair market value of the underlying common stock at the date of modification resulted in non-cash charges amounting to approximately $2.1 million. During 2001, $2.1 million and $3.5 million have been included in sales and marketing expense and general and administrative expense, respectively, in the Consolidated Statement of Operations related to these modifications. In 2002, as a result of previously established employment agreements, the Company accelerated the vesting of 467,187 options and extended the exercise period related to the departure of former executive officers and recorded a non-cash charge amounting to $4.9 million.

Employee Stock Purchase Plan

     In July 1999, the Company adopted, and the stockholders approved, the 1999 Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, the initial aggregate number of shares of stock that may be issued is 750,000, cumulatively increased on January 1, 2000 and each January 1 thereafter until and including January 1, 2009 by an amount equal to one-half of one percent (.5%) of the outstanding shares of stock as of the preceding December 31; provided, however, that the aggregate shares reserved under the plan shall not exceed 5,000,000 shares. In January 2003, 2002 and 2001, the amount available under the plan was increased by 592,234, 587,534, and 413,806 shares, respectively. Employees can choose to have up to 15% of their annual base earnings withheld, but not to exceed $15,000, to purchase the Company’s common stock. The purchase price of the common stock is 85% of the lesser of the fair market value as of the beginning or ending of the offering period in February and August, as defined in the plan. The first offering period started on August 1, 1999. During 2002, 2001 and 2000, the Company issued 282,691, 296,173 and 230,590 shares, respectively, of common stock under the ESPP at a weighted issuance price of $0.77, $16.18 and $17.54 per share, respectively.

     During the year ended December 31, 2002, the Company issued 36,000 shares of restricted stock to certain members of the Company’s Board of Directors. These shares vest over one year. The charge associated with the issuance of these shares was $90,000 and is being recognized over the one-year vesting period.

15. Warrants

     In connection with entering into a web portal distribution agreement in April 1998, the Company issued warrants to purchase 792,752 shares of the Company’s common stock at a weighted average exercise price of $7.00 per share. The Company incurred a total charge of $12.6 million which was amortized to sales and marketing expense over the term of the distribution agreement, approximately two years. In August 1999, warrants to purchase 107,527 shares of common stock were exercised at an exercise price of $18.60 per share. During the year ended December 31, 2000, warrants to purchase 665,064 shares of the Company’s common stock were exercised at a weighted average exercise price of $4.46 per share.

     In February 1999, the Company closed a private equity offering to real estate brokers under the Company’s Broker Gold program. The Company also issued warrants to purchase up to 364,110 shares of its common stock with an exercise price of $20.00 per share. All warrants issued are fully-vested, non-forfeitable and are immediately exercisable. The Company incurred a non-cash charge of approximately $4.1 million which was recognized as expense over the term of the initial two-year Broker Gold program agreements. Through the year ended December 31, 2001, warrants to purchase 197,149 shares of the Company’s common stock were exercised.

     In August 1999, in connection with a marketing agreement, the Company issued warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $20.00 per share. The Company incurred a non-cash charge of $3.5 million which was recognized over the two-year term of the marketing agreement. All warrants issued were fully-vested, non-forfeitable and were immediately exercisable upon the closing of the Company’s initial public offering. These warrants were exercised in July 2000.

     In October 1999, in connection with a marketing agreement, the Company issued warrants to purchase 119,048 shares of the Company’s common stock at an exercise price of $42.00 per share. The Company incurred a non-cash charge of $1.1 million which was recognized over the two-year term of the marketing agreement. All warrants issued were fully-vested, non-forfeitable and were immediately exercisable. These warrants expired in April 2000.

     Throughout 1999, the Company issued warrants to purchase 910,844 shares of common stock at a weighted average price of $21.18 per share to MLSs that agreed to provide their real estate listings to the Company for publication on its website. All warrants issued were fully-vested, non-forfeitable and were immediately exercisable. The Company incurred a total non-cash charge of approximately $11.2 million which is being recognized as expense over the term of the applicable MLS agreements, ranging from one to two years. Through the year ended December 31, 2002, warrants to purchase 368,859 shares of the Company’s common stock were exercised at a weighted average exercise price of $20.00 per share.

     In February 2000, the Company issued warrants to purchase 470,089 shares of the Company’s common stock at an exercise price of $66.50 per share to the Broker Gold program members who elected to renew their existing listing agreements with the Company for an additional two years at the end of their existing two-year term. All warrants issued were fully vested, non-forfeitable and were immediately exercisable. The non-cash charge for the warrants totaled approximately $21.9 million which is being recognized as expense over three years. During the year ended December 31, 2001, warrants to purchase 33,780 shares of common stock were exercised. None were exercised in 2002.

     In March 2000, in connection with a marketing agreement, the Company issued warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $35.63 per share. All warrants issued were fully vested, non-forfeitable and were immediately exercisable. The Company incurred a non-cash charge of $5.0 million which was recognized over the one-year term of the marketing agreement. The warrants expired without being exercised during 2001.

     Throughout 2000, the Company issued warrants to purchase 30,739 shares of the Company’s common stock at a weighted average price of $85.45 per share to MLSs that agreed to provide their real estate listings to the Company for publication on its websites. All warrants issued were fully vested, non-forfeitable and were immediately exercisable. The Company incurred a total non-cash charge of approximately $1.8 million which is being recognized as expense over the term of the applicable MLS agreement, ranging from two to three years. In October 2001, the Company reduced the exercise price of the warrants to $27.95, and recognized an additional $3.0 million charge which is being recognized over the remaining term of the agreements.

     During the year ended December 31, 2002, the Company issued a warrant to purchase 240,000 shares at $2.07 as part of a consulting agreement. The warrant was immediately vested and the charge associated with this warrant was not material to the Company’s operations.

     The Company recognized $9.4 million, $18.9 million and $27.3 million in stock-based charges for the years ending December 31, 2002, 2001 and 2000, respectively, in connection with the issuance of all warrants. At December 31, 2002, warrants to purchase 741,522 shares of common stock were outstanding with a weighted-average exercise price of $29.06.

16. Capitalization

     At December 31, 2002, the Company had authorized the issuance of one share of Series A preferred stock. At December 31, 2002, one share of Series A preferred stock was issued and outstanding and held by NAR. The holder of Series A preferred stock has the following rights:

     Voting — Except as provided in this paragraph, the Series A preferred stockholder is not entitled to notice of any stockholders’ meetings and shall not be entitled to vote on any matters with respect to any question upon which holders of common stock or preferred stock have the right to vote, except as may be required by law (and, in any such case, the Series A preferred shall have one vote per share and shall vote together with the common stock as a single class). The holder of Series A preferred is entitled to elect one director of the Company. If there is any vacancy in the office of a director elected by the holder of the Series A preferred, then a director to hold office for the unexpired term of such directorship may be elected by the vote or written consent of the holder of the Series A preferred stock. The provisions dealing with preferred stockholders rights included in the Certificate of Incorporation may not be amended without the approval of the holder of the Series A preferred stock.

     Dividends — In each calendar year, the holder of the Series A preferred is entitled to receive, when, as and if declared by the Board, non-cumulative dividends in an amount equal to $0.08 per share (as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), prior and in preference to the payment of any dividend on the common stock in such calendar year. If, after dividends in the full preferential amounts specified in this section for the Series A preferred have been paid or declared and set apart in any calendar year of the Company, the holder of Series A preferred shall have no further rights to receive any further dividends that the Board may declare or pay in that calendar year.

     Liquidation — In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series A preferred is entitled to receive, prior and in preference to any payment or distribution on any shares of common stock, an amount per share equal to $1.00 per share of Series A preferred. After payment of such amount, any further amounts available for distribution shall be distributed among the holders of common stock and the holders of preferred stock other than Series A preferred, if any, entitled to receive such distributions.

     Redemption — Upon the earlier to occur of (i) termination of that certain operating agreement dated November 26, 1996, as the same may be amended from time to time (the “operating agreement”), or (ii) NAR ceases to own at least 149,778 shares of common stock of the Company, or (iii) the existence and continuance of a material breach by NAR of that certain Joint Ownership Agreement, dated as of November 26, 1996, between NAR, and subsidiaries of the Company, or the Trademark License dated as of November 26, 1996, by and between NAR and the Company, at any time thereafter the Company may, at the option of the Board, redeem the Series A preferred. The redemption price for each share of Series A preferred shall be $1.00 per share.

     Conversion — Each share of Series A preferred stock shall automatically be converted into one share of common stock upon any sale, transfer, pledge, or other disposition of the share of Series A preferred to any person or entity other than the initial holder of such share of Series A preferred, or any successor by operation of law that functions as a non-profit trade association for REALTORS® under Section 501(c)(6) of Internal Revenue Code of 1986, as amended, that owns the REALTOR® trademark, or any wholly-owned affiliate of such holder as long as the holder continues to own such affiliate.

Repurchase of Common Stock

     During 2001 and 2000, the Company repurchased 373,959 and 471,007 shares of common stock for approximately $1.5 million and $2.9 million, respectively, in exchange for the cancellation of notes payable to the Company of equal value.

     During 2002, the Company reached an agreement with the former owner and current employee of WyldFyre to repurchase 127,262 shares of the Company’s common stock issued as part of the acquisition for approximately $3.9 million resulting in $169,000 in treasury stock and $3.7 million as a reduction to accrued liabilities. This agreement was entered into because the Company was unable to register the shares as required by the original agreement. The $3.8 million was accrued during the year ended December 31, 2001 and is included in general and administrative expenses.

Issuance of Common Stock

     In March 2000 and May 2000, in connection with acquisitions of WyldFyre Technologies, Inc. and Top Producer, the Company issued 1,062,964 shares of the Company’s common stock (see Note 6).

     In March 2000, in connection with a ten-year marketing agreement, the Company issued 1,085,271 shares of the Company’s common stock with an estimated fair value of $70.0 million to Budget Group, Inc. (“Budget”). In this agreement, the Company provided a guarantee that the price of the shares issued to Budget would be $64.50 per share during a certain future period. This agreement was amended in October 2001 and the Company issued approximately 4.8 million additional shares of Company stock in exchange for the cancellation and full settlement of the $64.50 stock price guarantee. In addition, the amendment extended the term by one year. Sales and marketing expense was being amortized over the additional year of the agreement and certain amounts capitalized in connection with this agreement were impaired in the fourth quarter of 2001. The Company terminated this agreement in the fourth quarter of 2002.

     In April 2000, in connection with a distribution agreement, the Company issued 3,894,343 shares of the Company’s common stock to AOL and entered into a five-year distribution agreement. In exchange for entering into this agreement, the Company paid AOL $20.0 million in cash and issued to AOL approximately 3.9 million shares of its common stock. In the agreement, the Company guaranteed that the 30-day average closing price, related to approximately 64%, 18% and 18% of the shares it issued, would be $65.64 per share on July 31, 2003 and $68.50 per share on July 31, 2004 and July 31, 2005, respectively. This guarantee only applied to shares that continue to be held by AOL at the end of each respective guarantee period. At December 31, 2002, the Company had recorded a total of $219.5 million of distribution obligation. This distribution obligation represented the guaranteed fair market value of the approximately 3.9 million shares of the Company’s common stock issued upon entering the agreement. The difference between the total guaranteed amount and the liability recorded was being recorded as other expense over the term of the agreement. In connection with the guarantee, the Company established a $90.0 million letter of credit and was required to pledge an amount equal to the outstanding portion of the letter of credit. At December 31, 2002, the cash pledged was classified as restricted cash on the balance sheet. This letter of credit could have been drawn against by AOL in the event the Company’s 30-day average closing price is less than $65.64 on July 31, 2003. The aggregate amount of cash payments the Company would have been required to make in performing under this agreement was limited to $90.0 million. Any additional obligation to AOL could have been paid in cash or Company common stock at the Company’s discretion. If the amount the Company was required to pay AOL at July 31, 2003 exceeded $90.0 million, the distribution agreement with AOL would expire.

     In October 2001, the Company filed a demand for arbitration with AOL relating to the distribution agreement. The Company’s complaint claimed that AOL has breached the distribution agreement by failing to meet its contractual obligations to build 18 specific promotions for the Company and to deliver guaranteed Homestore impressions to AOL users. The Company also claimed that AOL breached the duty of good faith and fair dealing in the contract by disregarding its contractual commitments. The Company also claimed that AOL’s conduct violated the contractual guarantees of exclusivity, premier partnership and prominent partnership for Homestore. In the arbitration, the Company sought a declaration that AOL breached the distribution agreement; that it may terminate or rescind the contract and receive damages and other appropriate relief; that it may terminate the contract without AOL having any right to the $90.0 million letter of credit issued in favor of AOL in connection with the distribution agreement; and that the Company would have no further obligations under the distribution agreement. An arbitration hearing was held in mid-July 2002 and the Company submitted its Proposed Findings of Fact and Conclusions of Law to the Tribunal on September 20, 2002.

     In January 2003, the Company entered into a new marketing agreement with AOL that terminated its obligation under the old agreement and settled the arbitration (see Note 22.)

     In January 2001, the Company issued 600,000 shares of its common stock in connection with a five-year marketing and distribution agreement, the fair value of which was $11.1 million on the date of issuance. Concurrently, the Company also entered into a marketing and web services agreement with this same party for $15.0 million in cash which is payable to the Company over the five-year term of the agreement. The Company is recording these transactions over the five-year term of the agreements on a net revenue basis. Accordingly, variable charges associated with the fair value of the common stock are recognized over the term of the agreement and included as an offset to revenue recognized related to the cash payments. In October 2001, the Company made certain amendments to the marketing and web services agreement, including the removal of performance requirements related to the vesting of the 600,000 shares of common stock. As a result, the charges associated with the common stock became fixed in connection with the amendment. The net unamortized deferred balance for this equity consideration of $6.0 million has been recorded in prepaid distribution expense at December 31, 2001 and will continue to be amortized as a reduction of revenue over the remaining term of the agreement. Net revenue recognized in connection with these agreements was $(124,000) and $1.5 million for the years ended December 31, 2002 and 2001, respectively.

     During the year ended December 31, 2002, the Company issued 117,262 shares of its common stock in connection with the purchase agreement for Homestyles for certain performance objectives and recognized $141,000 in compensation expense during 2002.

     The Company recognized $45.7 million, $48.5 million and $21.9 million in stock-based charges in connection with the issuance of common stock for the years ended December 31, 2002, 2001 and 2000, respectively.

17. Net Loss per Share

     The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders for the periods indicated (in thousands, except per share amounts):

	Year Ended December 31,

	2002	2001	2000

Numerator:
Loss from continuing operations	$(176,061)	$(1,470,403)	$(146,053)
Gain on disposition of discontinued operations	11,790	—	—
Income from discontinued operations	846	4,814	—

Net loss	$(163,425)	$(1,465,589)	$(146,053)

Denominator:
Weighted average shares outstanding	117,900	107,433	79,758

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(1.49)	$(13.69)	$(1.83)
Income from discontinued operations	$.11	$.04	$—

Net loss	$(1.39)	$(13.64)	$(1.83)

     The per share computations exclude preferred stock, options and warrants which are anti-dilutive. The number of such shares excluded from the basic and diluted net loss per share computation were 25,056,743, 15,908,308, and 16,107,866 for the years ended December 31, 2002, 2001 and 2000, respectively.

18. Supplemental Cash Flow Information

     During the year ended December 31, 2002:

•	The Company paid $372,000 in interest.

•	The Company also amended an agreement relating to earn-out payments of $14.8 million that were part of the original Top Producer purchase agreement. The amendment revised the contingent obligation of $14.8 million and fixed it at $10.2 million. In connection with the amendment, the Company recorded additional goodwill of $9.3 million.

•	The Company was required to accelerate 467,187 options for terminated former executives and incurred a $4.9 million expense in 2002.

•	The Company issued 36,000 shares of restricted stock to certain members of the Company’s Board of Directors. These shares vest over one year. The charge associated with the issuance of these shares was $90,000 and is being recognized over the one-year vesting period.

•	The Company issued a warrant to purchase 240,000 shares at $2.07 as part of a consulting agreement. The warrant was immediately vested and the charge associated with this warrant was not material to the Company’s operations.

     During the year ended December 31, 2001:

•	The Company paid $589,000 in interest.

•	The Company acquired certain iPIX assets and licenses for $7.1 million in cash and a note in the amount of $2.3 million and assumed net liabilities of $2.4 million in connection with this purchase.

•	The Company acquired certain assets and assumed certain liabilities from CFT for $4.5 million in cash and 162,850 shares of stock valued at $5.0 million in connection with this purchase.

•	The Company issued 21.4 million shares of common stock valued at $745.7 million and assumed 3.2 million options as part of the Move.com Group acquisition.

•	The Company issued 3.5 million common shares valued at $80.3 million and assumed 1.1 million options with an estimated incremental fair value of $16.3 million from the acquisition of iPlace.

•	The Company issued 196,549 common shares valued at $5.6 million and assumed 196,200 options valued at $4.5 million from the acquisition of HomeWrite.

•	The Company issued 4,804,560 shares of common stock in connection with a marketing agreement.

•	The Company issued 600,000 shares of common stock valued at $11.1 million in connection with a marketing and distribution agreement.

•	The Company issued 470,089 warrants at $66.50 and incurred expense of $21.9 million over the two-year marketing agreement.

•	The Company issued 400,000 warrants at $35.63 for a marketing agreement and incurred expense of $5.0 million over one year.

•	The Company issued warrants to purchase 30,739 shares at $84.45 and incurred expense of $1.8 million over 3 years. The exercise price was later modified and an additional $3.0 million in expense is being recognized over the remaining term.

•	The Company repurchased 373,959 shares of common stock for approximately $1.5 million in exchange for the cancellation of promissory notes to the company of equal value.

•	The Company accelerated 387,785 options for terminated employees and incurred a $5.6 million expense in 2001.

     During the year ended December 31, 2000:

•	The Company paid $1.4 million in interest.

•	The Company acquired Top Producer for $12.1 million in cash and 473,538 shares of common stock with an estimated fair value of $12.1 million and assumed net liabilities of $522,000 in connection with this purchase.

•	The Company issued 589,426 shares of common stock valued at $34.3 million as part of the WyldFyre acquisition.

•	The Company paid cash of $15.0 million and assumed an option plan consisting of 135,421 options with an estimated fair value of $4.5 million and assumed net assets of $747,220 as part of Hessel.

•	The Company issued 1,085,271 shares of common stock in connection with a marketing agreement.

•	The Company issued 3,894,343 shares of common stock in connection with a distribution agreement.

•	The Company repurchased 471,007 shares of common stock for approximately $2.9 million in exchange for the cancellation of promissory notes to the Company of equal value.

•	The Company received $10.4 million in equity securities from private companies in exchange for advertising services.

19. Defined Contribution Plan

     The Company has a savings plan (“Savings Plan”) that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

20. Income Taxes

     As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 2002 and 2001 are as follows (in thousands):

	December 31,	December 31,
	2002	2001

Deferred tax assets:
Net operating loss carryforwards	$209,652	$173,142
Deferred expenses	96,827	111,703
Impairment charges	3,697	41,384
Other	53,491	18,388

	363,667	344,617
Less: valuation allowance	(348,793)	(323,619)

Net deferred tax assets	14,874	20,998

Deferred tax liabilities:
Amortization of acquired intangible assets	(14,874)	(20,998)

Total gross deferred tax liabilities	(14,874)	(20,998)

Net deferred tax asset (liability)	$—	$—

     Based on management’s assessment, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards. The valuation allowance for net deferred taxes was increased by $25.2 million primarily as a result of a change in estimate of acquired tax attributes related to the Move.com Group acquisition offset by a net change in temporary differences.

     To the extent that the valuation allowance recorded in connection with the acquisition of tax carryforwards is subsequently released, it will be credited directly to goodwill.

     At December 31, 2002 and 2001, the Company had net operating losses for federal income tax purposes of approximately $569.4 million and $438.2 million, respectively, which begin to expire in 2007. At December 31, 2002 and 2001, the Company had net operating losses for state income tax purposes of approximately $313.9 million and $223.8 million, respectively, which began to expire in 2002. Certain of the net operating loss carryforwards for both federal and state tax purposes may be subject to an annual limitation under relevant tax laws. At December 31, 2002 and 2001, the net operating loss carryforwards includes approximately $69.7 million and $69.6 million, respectively, related to the exercise of employee stock options and warrants, respectively. Any benefit resulting from the utilization of this portion of the net operating loss carryforwards will be credited directly to equity.

21. Commitments and Contingencies

Operating Leases

     The Company leases certain facilities and equipment under non-cancelable operating leases with various expiration dates through 2008. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under these operating leases as of December 31, 2002 are net of actual sublease arrangements and exclusive of estimated sublease income used in the restructuring provision (Note 4) are as follows (in thousands):

Year ended December 31,

2003	$12,788
2004	10,447
2005	10,144
2006	9,887
2007 and thereafter	5,921

Total	$49,187

     Of the amounts above, $17.2 million has already been accrued in restructuring accruals and is reflected in accrued expenses and other non-current liabilities at December 31, 2002. Rental expense for the Company for operating leases was $10.6 million, $18.9 million and $7.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     Commitments for the years ending in 2007 and beyond will be calculated based on amounts paid in the prior year adjusted for the Annual Consumer Price Index for the period ending in the prior calendar year.

     The contractual provisions of one of the Company’s facility lease commitments required that the Company collateralize the obligation with an outstanding letter of credit, resulting in $7.9 million classified as restricted cash at December 31, 2001. The Landlord called $7.5 million upon the Letter of Credit during 2002 and as of December 31, 2002 this amount is included as other long term assets on the balance sheet.

Other Commitments

     Additionally, under the Company’s operating agreement with NAR, the Company has an exclusive arrangement to operate REALTOR.com® as well as a license to use the REALTOR.com® domain name and trademark and the REALTORS® trademark in exchange for minimum annual royalty payments. The Company also has an operating agreement with the International Consortium of Real Estate Associations under which the Company agreed to operate the consortium’s web site and has been endorsed as the exclusive provider of certain products and services to real estate agents in the countries in which members of the consortium have operations. The following presents the Company’s future minimum commitments under those agreements (in thousands):

Year Ending December 31,

2003	$2,000
2004	2,200
2005	2,400
2006	1,500
2007	1,500

Total	$9,600

     During 2002, the Company purchased software and entered into consulting agreements with service providers in connection with the implementation of the Company’s new enterprise reporting system. The initial commitment as of December 31, 2002 associated with the project was $4.5 million.

AOL

     As part of the Company’s new AOL agreement the Company has the following financial commitments:

Operating
Year Ending December 31,	Agreement

2003	$112,500
2004	7,500

Total	$120,000

Legal proceedings

Shareholder Litigation

     Beginning in December 2001, numerous separate complaints purporting to be class actions were filed in various jurisdictions alleging that the Company and certain of its current and former officers and directors violated certain provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that the Company made materially false and misleading statements with respect to the Company’s 2000 and 2001 financial results included in its filings with the SEC, analysts reports, press releases and media reports. The complaints seek an unspecified amount of damages. In March 2002, the California State Teachers’ Retirement System was named lead plaintiff (the “Plaintiff”), and the complaints have been consolidated in the United States District Court, Central District of California. In July 2002, the Plaintiff filed a consolidated amended class action complaint naming the Company, certain of the Company’s former officers, directors and employees, along with MaxWorldwide, Inc. (formerly L90, Inc.) and PricewaterhouseCoopers LLP. In November 2002, the Plaintiff filed a first amended consolidated class action complaint naming the Company, certain of its current officers and employees, certain of our former officers, directors and employees, and various other parties, including among others MaxWorldwide, Inc., PricewaterhouseCoopers LLP, AOL and Cendant. The amended complaint makes various allegations, including that the Company violated federal securities laws and seeks an unspecified amount of damages.

     On March 7, 2003, the court dismissed, with prejudice, the Plaintiff’s claims against a number of corporate and individual defendants whom the Plaintiff alleged either assisted in the planning and execution of the purportedly fraudulent transactions at issue, or who were parties to those transactions. Those defendants included MaxWorldwide, Inc., AOL and Cendant, among others. The court also dismissed, without prejudice, the Plaintiff’s claims against a number of the Company’s current and former officers and employees. With regard to those claims dismissed without prejudice, the Plaintiff has the opportunity to file another amended complaint attempting to cure the defects in the original claims against those defendants. At the same time, the court denied the motions to dismiss of PricewaterhouseCoopers LLP and the Company’s former chief executive officer. The Company did not file a motion to dismiss the Plaintiff’s claims against it, but answered the complaint. Accordingly, the March 7, 2003 decision did not make any ruling with respect to the claims asserted against the Company.

     It is possible that the Company may be required to pay substantial damages or a substantial settlement amount in connection with the litigation although, as is the case with any litigation, it is difficult to predict the outcome of this matter. However, in light of the fact that the Company determined that it was necessary to restate its 2000 and 2001 financial results, due to the circumstances forming the basis of the Plaintiff’s allegations, and the fact that four of the Company’s former employees have pled guilty to violating federal securities laws in connection with the financial results which required restatement, this litigation poses a significant risk of a material adverse effect on the conduct and scope of the Company’s business, its results of operations and its financial position. Because the Company is unable to estimate the amount of damages that it might incur as a result of the outcome of this litigation, no liability or reserve has been recorded related to it.

     In September 2002, Matt L. Brody filed a class action complaint in Superior Court for the State of California, Los Angeles County against the Company, certain of its former officers and directors, and certain underwriters, purporting to state claims under Sections 11, 12(a)(2) and 15 of the Exchange Act, alleging that the Company’s January 26, 2000 registration statement contained materially false and misleading statements. In October 2002, defendants removed the action to the United States District Court, Central District of California. As the case is in a very early stage, the Company is unable to express an opinion at this time as to its merits.

     In November 2002, Stuart Siegel and certain other former owners and directors of iPlace filed a complaint against the Company in the United States District Court, Eastern District of Pennsylvania alleging fraudulent inducement and promissory fraud due to misrepresentations by Homestore of its financial condition prior to the Company’s acquisition of iPlace, securities fraud pursuant to Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 20(a) of the Exchange Act, common law fraud, negligent misrepresentation, breach of contract, and unjust enrichment in connection with the Company’s acquisition of iPlace in August 2001. On March 19, 2003, the court granted the Company’s motion to transfer this case to the United States District Court, Central District of California. The Company believes this case is without merit and intends to defend this claim vigorously.

     In November 2002, plaintiff Gregory C. Pyfrom filed a complaint in Superior Court for the State of California, Ventura County against the Company and certain of its former officers and directors, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, as well as intentional fraud, negligent misrepresentation, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, violations of California Corporation Code §§ 25400(d) and 25500, violation of Business and Professions Code § 17200, and negligent and intentional infliction of emotional distress. As the case is in a very early stage, the Company is unable to express an opinion at this time as to its merits.

     In December 2002, Jeff Paradise and certain other former shareholders of iPlace filed a complaint in the United Sates District Court, Central District of California against the Company, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, as well as common law fraud and negligent misrepresentation in connection with the Company’s acquisition of iPlace in August 2001. As the case is in a very early stage, the Company is unable to express an opinion at this time as to its merits.

SEC Investigation

     In January 2002, the Company was notified that the SEC had issued a formal order of private investigation in connection with matters relating to the restatement of the Company’s financial results that occurred in March 2002. The SEC has requested that the Company provide them with certain documents concerning the restatement of the Company’s financial results. The SEC has also requested access to certain of the Company’s current and former employees for interviews. The Company has cooperated and continues to cooperate fully with the SEC’s investigation.

     In September 2002 and March 2003, certain former employees of Homestore entered into plea agreements with the United States Attorney’s Office and the SEC in connection with the investigation. Also in September 2002, the SEC and the Department of Justice informed the Company that they would not bring any enforcement action against Homestore because of the actions taken by its Board of Directors and its Audit Committee and its cooperation in the SEC’s investigation. Because the investigation is on-going and the Company is committed to cooperating with the SEC, the Company will likely continue to incur additional costs related to the investigation and management time and attention may be diverted until the investigation concludes.

Derivative Litigation

     In January 2002, Robert Sparaco filed a complaint in California Superior Court, Los Angeles County, derivatively on the Company’s behalf as nominal defendant, against certain of the Company’s current and former officers and directors. Two additional shareholder derivative actions were filed against substantially the same defendants on the Company’s behalf as nominal defendants. The three derivative actions allege breaches of fiduciary duty, negligence, abuse of control, misconduct, waste of corporate assets and other violations of state law. In March 2002, the court entered an order consolidating the three actions. In November 2002, the plaintiffs filed a first-amended consolidated shareholder derivative complaint. The parties have lodged with the court a stipulation agreeing to defer all proceedings and continue all responsive dates until further action by the parties. As the case is in a very early stage, the Company is unable to express an opinion at this time as to its merits.

     In January 2002, Jeff Joerg filed a complaint in Delaware Chancery Court, derivatively on behalf of the Company as nominal defendant, against certain of the Company’s current and former officers and directors. The complaint alleges that defendants breached their fiduciary duties by failing to maintain adequate accounting controls and by employing improper accounting practices and procedures. As the case is in a very early stage, the Company is unable to express an opinion at this time as to its merits.

Insurance Coverage Litigation

     Between September 2002 and November 2002, Genesis Insurance Company, Federal Insurance Company, Clarendon National Insurance Company, Royal Indemnity Company and TIG Insurance Company of Michigan sent the Company notices of rescission of the officers and directors liability policies issued to Homestore for the period of August 2001 through August 2002. The same carriers filed complaints to judicially confirm the rescissions or for declaratory relief in the United States District Court, Central District of California against Homestore and certain current and former officers, directors and employees. The complaints allege misrepresentations contained in the original applications for insurance, the renewal applications and warranty letters. The Company requested that the court stay the Federal Insurance Company and Genesis Insurance Company actions but those requests were denied in March 2003. The Company is in the process of responding to the complaints. Federal Insurance Company’s motion for summary judgment is scheduled to be heard in May 2003.

     In February 2003, TIG Insurance Company dismissed its federal court rescission action and filed a new rescission action against the Company and certain of its current and former officers and directors in California State Superior Court. Responses are due in April 2003.

     In October 2002, Lumbermen’s Mutual Casualty Company rescinded and filed a similar complaint against Homestore and certain current and former officers, directors and employees to confirm the rescission in the Superior Court of California, County of Los Angeles. The Company has filed an answer and discovery is beginning. Trial has been set for January 2004.

     The Company intends to defend these actions vigorously; however, the Company is unable to form a judgment as to the ultimate outcomes.

Other Litigation

     In connection with the Company’s acquisition of the Move.com Group, Cendant has alleged that the Company may have breached certain representations and warranties made in the acquisition agreement as a result of the restatement of the Company’s 2000 financial statements. In connection with the acquisition, the Company entered into a series of related agreements with Cendant that provided the Company with certain promotion and exclusive data rights and placed certain restrictions on Cendant’s ability to dispose of the Company’s shares. Cendant has proposed amendments to certain of the related agreements in consideration of settling any potential claims related to the Company’s acquisition of the Move.com Group. The Company has been engaged with Cendant in discussions relating to Cendant’s allegations, and the Company and Cendant have considered certain amendments to the agreements that would materially alter the Company’s rights and Cendant’s restrictions and obligations in order to settle these potential claims. The Company cannot assure that these discussions will yield a satisfactory resolution.

     In June 2000, Anil K. Agarwal filed a petition for declaratory judgment against the Company in the District Court of Douglas County, Nebraska. The lawsuit arises from a transaction between Dr. Agarwal and Michael K. Luther, in relation to which Mr. Luther directed InfoTouch Corporation (“InfoTouch”), the Company’s predecessor, to transfer certain shares of InfoTouch Series B Preferred Stock to Dr. Agarwal. Dr. Agarwal seeks a declaratory judgment that he should have been issued shares of Series B Preferred stock of InfoTouch sufficient to entitle him to receive 76,949 shares of common stock (on a pre-split basis), and that there is a shortfall of 46,950 shares, pre-split (or 104,375 shares of common stock, post-split) due and owing to him. As the case is in the early stages of discovery, the Company is unable to express an opinion at this time as to its merits.

     In November 2000, Amica Mutual Insurance Co. (“Amica”) filed a demand for arbitration against GETKO Group, Inc. (“GETKO”), one of the Company’s subsidiaries, alleging breach of a Marketing Services Agreement effective January 2000. Amica is seeking compensatory and consequential damages and lost profits due to GETKO’s alleged failure to comply with the Agreement. Arbitration of this matter began in February 2003 and should be completed in April 2003. Although the Company intends to defend the claims vigorously and believes that the allegations are without merit, the Company is unable to express an opinion as to the probable outcome of the arbitration.

     In December 2001, Pentawave Inc. filed a suit for fraud, breach of contract and defamation in Ventura County Superior Court seeking $5.0 million in compensatory and punitive damages. Although the Company believes that this case is without merit and intends to defend this claim vigorously, the Company is unable to express an opinion as to the probable outcome of the litigation. No trial date is currently scheduled, however the Company believes that it will be set for late spring 2003.

     In June 2002, Tren Technologies (“Tren”) served a complaint on Homestore, NAR and NAHB in the United States District Court, Eastern District of Pennsylvania. The Complaint alleges a claim for patent infringement based on activities related to the websites REALTOR.com® and Homebuilder.com. Specifically, Tren alleges that it owns a patent on an application, method and system for tracking demographic customer information, including tracking information related to real estate and real estate demographics information, and that the Company has developed an infringing technology for the NAR’s REALTOR.com® and the NAHB’s Homebuilder.com websites. The complaint seeks unspecified damages and a permanent injunction against the Company using the technology. In January 2003, counsel for Tren withdrew their representation. On February 3, 2003, the court ordered that the case would be dismissed twenty days later unless prior to that date an attorney entered an appearance on behalf of Tren along with a sworn statement that it was counsel’s intention to prosecute the action through trial. No qualifying appearance was entered on or before February 23, 2003, and the case was dismissed without prejudice. However, no assurance can be made that they will not assert the claim again in the future.

Contingencies

     From time to time, the Company is party to various other litigation and administrative proceedings relating to claims arising from its operations in the ordinary course of business. As of the date of this Form 10-K and except as set forth herein, the Company is not a party to any litigation or administrative proceedings that management believes will have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. In connection with various purchase agreements and acquisitions, the Company enters into contractual guarantees. In addition, in the normal course of business the Company may periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which the Company may be exposed under such agreements cannot be estimated, it is the opinion of management that these guarantees and indemnifications are not expected to have a material adverse effect on the Company’s consolidated results of operations or financial position.

22. Subsequent Events

Stock Plans

     In January 2003, in accordance with plan provisions, the number of shares reserved for issuance under the SIP and the ESPP were increased by an additional 5,330,104 and 592,234, shares, respectively.

AOL Settlement

     In January 2003, the Company entered into a new marketing agreement with AOL that settled the arbitration and terminated the obligation under the old agreement. As part of the new marketing agreement, which continues through June 2004, the Company has the exclusive right to provide AOL with real estate listings, and AOL members also will retain access to a wide array of the Company’s professional content. AOL will offer increased promotion and more prominent integration of the Company’s content in a redesigned real estate area on the AOL service. The parties will continue to share advertising revenue in certain home-related categories. The Company will pay AOL $7.5 million in cash to terminate the previous agreement and also will allow AOL to fully draw down on an existing $90.0 million letter of credit secured by restricted cash on the Company’s balance sheet at December 31, 2002. Termination of the previous agreement also eliminates the Company’s responsibility to provide AOL with an additional “make-whole” payment in July 2003 which would have been approximately $57.0 million, payable in cash or stock. Transfer restrictions relating to the approximately 3.9 million shares of the Company’s common stock issued to AOL under the previous agreement also have been removed. Over the term of the agreement, the Company will make quarterly cash payments of $3.75 million, in six equal installments beginning January 2003 and ending April 2004.

Hessel

     In January 2003, the Company entered into four separate agreements to sell substantially all of the assets of Hessel for a total of approximately $1.5 million in cash. The operations of Hessel were not material and thus have not been reclassified as discontinued operations.

Settlement of Cendant Dispute

     In connection with the Company’s acquisition of the Move.com Group, the Company entered into a series of agreements with Cendant that, among other things, provided the Company with certain promotion and exclusive data rights and placed certain restrictions on Cendant’s ability to dispose of the Company’s shares. In connection with the Company’s acquisition of the Move.com Group, Cendant previously alleged that the Company breached certain representations and warranties made in the acquisition agreement as a result of the restatement of the Company’s consolidated financial statements for the year ended December 31, 2000 and the first three quarters of 2001. On August 5, 2003, the Company and Cendant settled potential claims relating to the Company’s acquisition of the Move.com Group and entered into certain new agreements with Cendant. The settlement terminated certain existing arrangements between the Company and Cendant and resulted in several new arrangements between the parties. The following summarizes the material terms of the settlement.

     Settlement Agreement. Under the terms of the Settlement Agreement, Cendant agreed not to sue the Company or its officers, directors and other related parties with respect to the acquisition of the Move.com Group and the prior restatement of the Company’s consolidated financial statements. However, in the circumstances described below, Cendant retains the right to sue the Company for contribution, indemnification, or similar relief if Cendant is held liable for or settles claims against it in the Securities Class Action Lawsuit up to the amount for which it is held liable or for which it settles.

     As discussed below under “Settlement of Securities Class Action Lawsuit,” on March 7, 2003, the court in the Securities Class Action Lawsuit dismissed, with prejudice, Cendant as a defendant. However, that dismissal is subject to appeal to the United States Court of Appeals for the Ninth Circuit. If Cendant’s dismissal as a defendant in the Securities Class Action Lawsuit is reversed on appeal and Cendant is subsequently found liable or settles the claims against it in the Securities Class Action Lawsuit, Cendant will likely seek indemnification, contribution or similar relief from the Company. However, as part of the Company’s settlement of the Securities Class Action Lawsuit, the parties have requested that the court enter an order barring claims by third parties against the Company for indemnification, contribution and similar relief with respect to liability such third parties may have in the Securities Class Action Lawsuit. In the event that the settlement is ultimately approved, the Company anticipates that the court will enter the requested bar order.

     Such an order may preclude Cendant from seeking indemnification, contribution or similar relief from the Company in the event Cendant is found liable or settles claims against it in the Securities Class Action Lawsuit. However, the Company has been advised by counsel that the law is unclear on whether Cendant would be so precluded. Therefore, the Company would likely incur significant expenses in defending such an action by Cendant and could ultimately be found liable to Cendant or settle with Cendant, notwithstanding the bar order. Such expenses, liability or settlement could have a material adverse effect on the Company’s financial position and results of operations.

     In addition, if Cendant is not permitted to share in the settlement of the Securities Class Action Lawsuit (which would be the case if its dismissal as a defendant is reversed on appeal), the Company has agreed to pay or otherwise provide to Cendant the amount of money and/or other consideration that Cendant would have been otherwise entitled to receive from that portion of the class action settlement fund provided by the Company had Cendant been a class member and Cendant’s proof of claim in respect of its shares had been accepted in full. Because the proofs of claim have not yet been submitted or accepted in the settlement of the Securities Class Action Lawsuit, the Company is unable to estimate the amount of cash and number of shares that Cendant could be entitled to receive from the Company should Cendant be prevented from participating in the settlement.

     For its part, the Company released all claims against Cendant and its related parties (including a release of any derivative claims, to the extent permitted by law) relating to the acquisition of the Move.com Group (other than with respect to the existing Falcon license agreement described below) and the Company’s prior restatement of its consolidated financial statements.

     The Settlement Agreement also provides for the termination of a stockholders agreement that contained a standstill provision under which Cendant had agreed not to acquire additional Homestore stock, a requirement that Cendant vote its Homestore stock in proportion to the vote of all other stockholders and restrictions on Cendant’s ability to sell its Homestore stock.

     The Settlement Agreement contains other provisions, including the requirement that the Company prepay approximately $1.5 million under an existing insurance contract that would otherwise be payable over three years.

     In addition to the Settlement Agreement, Cendant and the Company executed a new Registration Rights Agreement, an Option Agreement, a new Listings License Agreement and a Source Code License and Maintenance Services Agreement, each of which is described below.

     New Registration Rights Agreement. The new Registration Rights Agreement requires the Company to file a shelf registration statement relating to the approximately 18.3 million shares held by Cendant affiliates as a result of the acquisition of the Move.com Group, with expenses to be paid by the Company. If the registration statement is not effective on or before October 14, 2003, if the Company’s stock is delisted from The NASDAQ SmallCap Market, and in certain other circumstances, the Company will be required to pay Cendant liquidated damages of approximately $18,000 per business day, up to a maximum of $7.5 million. The Company’s obligation to pay liquidated damages will terminate if the registration statement has remained continuously effective and useable for a period of six months and the Company’s stock has not been delisted during that time. Cendant may request one underwritten offering pursuant to the new Registration Rights Agreement, with underwriters to be chosen by Cendant.

     Option Agreement. The Option Agreement grants to the Company an option to purchase 7,264,812 shares of the Company’s common stock held by Cendant affiliates. If the option were exercised with respect to a sufficient number of shares, and assuming Cendant acquires no additional shares, Cendant’s beneficial ownership of the Company’s common stock would be reduced to less than 10% of the total number of shares outstanding. The exercise price of the option is the highest closing price per share during the five most recent trading days ending on the date of the Company’s exercise of the option. The option will become exercisable on August 15, 2003 and expire on October 4, 2003. The option may be exercised in whole or in part.

     New Listings License Agreement. Under the new Listings License Agreement, Cendant grants to the Company a non-exclusive license to use Listing Data (generally defined as data and information related to the sale, purchase, lease, or rental of residential property) and Broker Agent Data (generally defined as data and information related to residential real property brokers or sales agents) on any of the Company’s websites where REALTOR.com® listings are displayed. Cendant is not obligated to provide any data to the extent that the Company can obtain the same data under one of its MLS agreements. Cendant can terminate the license for any reason upon 90 days written notice. The new Listings License Agreement also prohibits the Company from charging referral fees during the term of the agreement and for a period of three years following termination. Also for a period of three years following a termination of the new Listings License Agreement, Cendant cannot directly or indirectly take action to reduce the quality, quantity, substance, accuracy or timeliness of listings available to the Company from any MLS, or from Cendant or its affiliates or franchisees.

     The new Listings License Agreement replaces the prior Master Operating Agreement under which Cendant granted to the Company an exclusive license to use the Listing Data and a non-exclusive license to use the Broker Agent Data. The prior Master Operating Agreement had an initial term of 40 years, contained specific termination rights, provided the Company with additional non-exclusive licenses to New Resident Data (generally defined as data and information regarding the purchasers, renters, or lessors of residential real property) and other data related to residential property, granted the Company wider usage rights with regard to the licensed data, and provided for marketing and promotional efforts between the parties.

     Prior to the settlement, the Company was not receiving any Listings Data or Broker Agent Data from Cendant under the Master Operating Agreement because it was receiving such data from its arrangements with approximately 800 MLSs across the United States. The new Listings License Agreement does not affect the Company’s arrangements with these MLSs. Thus, the new Listings License Agreement, like the now terminated Master Operating Agreement, serves as a backup source for such data.

     In conjunction with the termination of the exclusive license under the Master Operating Agreement, the Company relinquished certain exclusive data rights and rights under other agreements. As a result of the surrender of those rights, certain intangible assets associated with those rights no longer have value to the Company, and, accordingly, the Company has recorded an impairment charge of $12.2 million in the three months and six months ended June 30, 2003.

     Source Code License and Maintenance Services Agreement. Pursuant to an agreement dated October 26, 2000 (the “First Falcon Agreement”), the Company agreed to provide the Real Estate Technology Trust (“RETT”), a New York trust established by Cendant for the benefit of the franchisees of its real estate brands, a modified version of the Company’s Top Producer Online contact management software for real estate agents known as “Falcon.” The First Falcon Agreement contemplated that the parties would enter into a maintenance services agreement with respect to Falcon. In connection with the settlement, a Source Code License and Maintenance Services Agreement (the “Second Falcon Agreement”) was executed with Cendant under which the Company agreed to provide Cendant with the source code for the Falcon software and for certain other Top Producer Online software. Cendant may use this source code to maintain, modify, and upgrade the Falcon software. The Company also agreed to provide Cendant with a dedicated support staff who will use commercially reasonable efforts to maintain, modify, and upgrade Falcon as instructed by Cendant. The initial term for such support is three years, and Cendant will have the option to renew for one additional year. The Company is entitled to receive approximately $2.3 million in maintenance fees over the initial three-year term. Cendant agreed not to develop or promote a competitive online real estate customer relationship management system for two years.

     Following the settlement, the Company and RETT also entered into an Amendment to Software License Agreement (the “Amendment”), thereby amending the First Falcon Agreement. The Amendment modifies certain of the Falcon software functionality that the Company must deliver to RETT, and establishes deadlines by which the various Falcon software components must be delivered. The Amendment also requires the Company to develop new features and functionality for certain other Top Producer Online software. Further, the Amendment grants to RETT, Cendant, and certain of Cendant’s affiliates (including affiliates outside of the real estate industry) a license to use the Falcon software as newly described in the Amendment, and a license to use certain other Top Producer Online software.

Settlement of Securities Class Action Lawsuit

     Beginning in December 2001, numerous separate complaints purporting to be class actions were filed in various jurisdictions alleging that the Company and certain of its current and former officers and directors violated certain provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that the Company made materially false and misleading statements with respect to the Company’s 2000 and 2001 financial results included in its filings with the SEC, analysts reports, press releases and media reports. The complaints sought an unspecified amount of damages. In March 2002, the California State Teachers’ Retirement System was named lead plaintiff (the “Plaintiff”), and the complaints have been consolidated in the United States District Court, Central District of California. In July 2002, the Plaintiff filed a consolidated amended class action complaint naming the Company, certain of the Company’s former officers, directors and employees, along with MaxWorldwide, Inc. (formerly L90, Inc.) and PricewaterhouseCoopers LLP. In November 2002, the Plaintiff filed a first amended consolidated class action complaint (“Securities Class Action Lawsuit”) naming the Company, certain of its current officers and employees, certain of the Company’s former officers, directors and employees, and various other parties, including among others MaxWorldwide, Inc., PricewaterhouseCoopers LLP, AOL Time Warner, Inc. and Cendant. The amended complaint makes various allegations, including that the Company violated federal securities laws, and seeks an unspecified amount of damages.

     On March 7, 2003, the court dismissed, with prejudice, the Plaintiff’s claims against a number of corporate and individual defendants whom the Plaintiff alleged either assisted in the planning and execution of the purportedly fraudulent transactions at issue, or who were parties to those transactions. Those defendants included MaxWorldwide, Inc., AOL Time Warner, Inc. and Cendant, among others. The court also dismissed, without prejudice, the Plaintiff’s claims against a number of the Company’s current and former officers and employees. With regard to those claims dismissed without prejudice, the Plaintiff has advised that it does not intend to amend the complaint. At the same time, the court denied the motions to dismiss of PricewaterhouseCoopers LLP and the Company’s former chief executive officer. The Company did not file a motion to dismiss the Plaintiff’s claims against it, but answered the complaint. Accordingly, the March 7, 2003 decision did not make any ruling with respect to the claims asserted against the Company.

     On August 12, 2003, the Company entered into a settlement agreement with the Plaintiff to resolve all outstanding claims related to the Securities Class Action Lawsuit. The settlement is subject to preliminary approval by the U.S. District Court presiding over the Securities Class Action Lawsuit. The parties to the agreement will promptly seek preliminary approval from the court and anticipate that the court will rule on the request in the coming weeks. A final hearing will be held after delivery of notice to class members. At that time, the court will determine whether to grant final approval of the settlement.

     As a part of the settlement, the Company agreed to pay $13.0 million in cash and issue 20.0 million new shares of the Company’s common stock valued at $50.6 million. The Company will place $10.0 million in escrow upon preliminary approval by the U.S. District Court, with an additional $3.0 million due upon final judicial approval of the settlement. Following this approval, the $13.0 million and the 20 million shares of newly issued common stock will be distributed to the class. The issuance of the shares will be exempt from registration under Section 3(a)(10) of the Securities Act of 1933. As a result of the settlement, the Company has recorded a litigation settlement charge of $63.6 million in its operating results for the three months and six months ended June 30, 2003. In addition, the Company has agreed to adopt, within thirty days of final approval of the settlement, certain corporate governance principles that have been approved by the Board of Directors including requirements for independent directors and special committees, a non-classified Board of directors with two-year terms, appointment of a new shareholder-nominated director, prohibition on the future use of stock options for director compensation and minimum stock retention by officers after exercise of future stock option grants. The Company will also divide evenly with the class any future net proceeds from insurance with respect to the litigation after provision for legal expenses incurred by the Company. The Plaintiff has agreed that any members of the class who participate in the settlement will release and discharge all claims against the Company and request that the court issue a bar order providing for the maximum protection to which the Company is entitled under the law with respect to discharge and bar of all future claims for contribution or indemnity by other persons, arising out of or in any way related to the action, whether under federal, state or common law, or any other principle of law or equity. There are still additional risks to the Company that certain eligible class members may opt out of the settlement and pursue separate claims against the Company, that the settlement could fail to receive court approval or that the Company could be the subject of adverse rulings on some of the other securities claims there are currently outstanding in other jurisdictions.

23. Quarterly Financial Data (unaudited)

     Provided below is the selected unaudited quarterly financial data for 2001 and 2002:

	Three months Ended

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2001	2001	2001	2001	2002	2002	2002	2002

			(In thousands, except per share amounts)
Revenue	$63,818	$77,700	$80,790	$81,474	$74,116	$65,894	$63,779	$60,824
Gross profit	36,013	44,349	50,290	59,640	51,916	44,548	45,956	43,889
Loss from continuing operations(1)	(99,810)	(120,868)	(137,756)	(1,111,969)	(35,655)	(62,436)	(40,351)	(37,619)
Income (loss) from discontinued operations	—	—	(569)	5,383	846	10,179	582	1,029
Net loss	$(99,810)	$(120,868)	$(138,325)	$(1,106,586)	$(34,809)	$(52,257)	$(39,769)	$(36,590)
Basic and diluted income (loss) per share:
Continuing operations	$(1.05)	$(1.12)	$(1.25)	$(9.56)	$(0.30)	$(0.53)	$(0.34)	$(0.32)
Discontinued operations	$—	$—	$(0.01)	$0.05	$0.01	$0.09	$—	$0.01
Net loss	$(1.05)	$(1.12)	$(1.25)	$(9.51)	$(0.29)	$(0.44)	$(0.34)	$(0.31)

(1)	The Company adopted SFAS No. 142 in 2002 and ceased amortizing goodwill as required by that standard.